Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG
TOWNSQUARE LIVE EVENTS, LLC,
TOWNSQUARE MEDIA, INC.,
HEARTLAND GROUP LLC,
DANNY HUSTON
AND
JEFFREY BLOMSNESS
Dated as of August 14, 2015

Page

SECTION 1.	BASIC TRANSACTION	1
(a)	Purchase and Sale of the Interests; Deposit	1
(b)	Purchase Price	2
(c)	Estimated Cash Purchase Price	2
(d)	The Closing	3
(e)	Section 338(h)(10) Election	3
(f)	Post-Closing Adjustment for Working Capital and Indebtedness	5
(g)	Material Fair Board Contract Reimbursement	6
(h)	Consent of the Sellers	6

SECTION 2.	REPRESENTATION AND WARRANTIES OF THE SELLERS	6
(a)	Organization; Capitalization; Subsidiaries	6
(b)	Authorization of Transaction	8
(c)	Noncontravention	8
(d)	Brokers’ Fees	9
(e)	Assets	9
(f)	Suppliers	9
(g)	Financial Statements; Financial Information	9
(h)	Absence of Changes	10
(i)	Real Property; Personal Property	12
(j)	Legal Compliance	13
(k)	Tax Matters	14
(l)	Environment, Health, and Safety	15
(m)	Intellectual Property	16
(n)	Related Party Transactions	18
(o)	Indebtedness	18
(p)	Contracts	18
(q)	Employees; Immigration Matters	19
(r)	Employee Benefits	20
(s)	Licenses and Permits	21
(t)	Insurance	21
(u)	Litigation	22
(v)	Warranties	22
(w)	Professional Liability	22
(x)	Business Continuity	22
(y)	Accounts Receivable	22
(z)	Inventory	23
(aa)	Events; Fair Boards	23
(bb)	Insolvency	23
(cc)	Certain Business Practices	23
(dd)	Bank Accounts	24
(ee)	Restricted Securities	24
(ff)	Legends	24
(gg)	Accredited Investor	24
(hh)	Exclusivity of Representations and Warranties	24

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SECTION 3.	REPRESENTATION AND WARRANTIES OF THE BUYER	25
(a)	Organization of the Buyer	25
(b)	Authorization of Transaction	25
(c)	Noncontravention	25
(d)	The Parent; Validity of the Parent Shares	26
(e)	Availability of Funds	26
(f)	Investment Purposes	26
(g)	Brokers’ Fees	26
(h)	Insolvency	26
(i)	No Other Representations	26

SECTION 4.	COVENANTS OF THE PARTIES	26
(a)	Continued Assistance	26
(b)	Litigation Support	27
(c)	Publicity	27
(d)	Hired Employees	28
(e)	Property Taxes	28
(f)	Use of Intellectual Property	29
(g)	Non-Disparagement	29
(h)	Release	29
(i)	Non-Compete	30
(j)	Non-Solicitation	30
(k)	Acknowledgement	30
(l)	Confidentiality	31
(m)	Conduct of Business Prior to the Closing	31
(n)	Fair Board Consents	32
(o)	Access to Information	32
(p)	No Negotiation or Solicitation	32
(q)	Cooperation	33
(r)	Affiliate Transactions	33
(s)	Certain Tax Matters	33
(t)	Officers’ and Directors’ Indemnification	35
(u)	Real Property	36
(v)	Cash	36

SECTION 5.	SURVIVAL AND INDEMNIFICATION	36
(a)	Survival	36
(b)	Indemnification	37
(c)	Payment of Indemnification Claims	39
(d)	Limitations	39
(e)	Other Indemnification Matters	40
(f)	Remedies Exclusive	41

SECTION 6.	CONDITIONS TO THE CLOSING	41
(a)	Conditions to Obligations of All Parties	42
(b)	Conditions to Obligations of the Buyer	42
(c)	Conditions to Obligations of the Sellers	43

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SECTION 7.	CLOSING DELIVERABLES	44
(a)	Deliveries by the Sellers	44
(b)	Deliveries by the Buyer	44

SECTION 8.	TERMINATION	45

SECTION 9.	DEFINITIONS	46

SECTION 10.	MISCELLANEOUS	57
(a)	No Third-Party Beneficiaries	57
(b)	Entire Agreement	57
(c)	Succession and Assignment	57
(d)	Counterparts	58
(e)	Headings	58
(f)	Notices	58
(g)	GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL	59
(h)	Amendments and Waivers	60
(i)	Severability	60
(j)	Expenses	60
(k)	Attorneys’ Fees	60
(l)	Construction	60
(m)	Incorporation of Exhibits and Schedules	61
(n)	Disclosure Schedules	61
(o)	Specific Performance	61
(p)	No Presumption against Drafting Party	61
(q)	Guaranty	62

EXHIBITS

EXHIBIT A -	NAME GROUP

EXHIBIT B -	Form of Employment Agreements

EXHIBIT C -	Form of Escrow Agreement

EXHIBIT D -	Pro Rata Portion

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SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 14, 2015, by and among Townsquare Live Events, LLC, a Delaware limited liability company (the “Buyer”), solely for purposes of Sections 3(b), (c), (d), (g), (h) and (i) and Section 10, Townsquare Media, Inc., a Delaware corporation (the “Parent”), Heartland Group LLC, a Delaware limited liability company (the “Company”), Danny Huston, an individual (“DH”), and Jeffrey Blomsness, an individual (“JB” and, together with DH, each a “Seller” and collectively, the “Sellers”). The Buyer, the Company and the Sellers are referred to collectively herein as the “Parties”, and each individually, as a “Party”. Certain capitalized terms used herein shall have the meaning given such terms in Section 9 below.
WHEREAS, the Sellers own all the issued and outstanding membership interests (the “Interests”) of the Company, which owns all the issued and outstanding membership interests of North American Midway Entertainment, LLC, a Delaware limited liability company (“NAME”), and NAME, directly or indirectly (with respect to NAME CA Sub), owns all (or 51% with respect to Hollywood) the issued and outstanding equity interests of each entity listed on Exhibit A hereto (each such entity, together with the Company and NAME, the “NAME Group”).
WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desires to sell to the Buyer, upon the terms and subject to the conditions of this Agreement, the Interests.
WHEREAS, Parent owns all of the outstanding equity interests of Buyer.
NOW, THEREFORE, in consideration of the premises and the actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which being herein acknowledged the parties hereto agree as follows.
Section 1.Basic Transaction.
(a)    Purchase and Sale of the Interests; Deposit.
(i)    Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, convey, transfer, assign and deliver to the Buyer, free and clear of any and all Security Interests (other than those arising under applicable securities laws and those set forth in Section 2(a)(ii) of the Disclosure Schedule), and Buyer shall purchase and accept from the Sellers, the Interests.
(ii)    Simultaneous with the execution of this Agreement, the Buyer will deposit with the Escrow Agent $3,000,000 by wire transfer of immediately available funds (the “Deposit Escrow”), which shall be released to the Sellers or Buyer, as applicable, in accordance with the terms of the Escrow Agreement. In the event the Closing occurs, the Deposit Escrow shall be released to the Sellers (on behalf of the Buyer as Purchase Price) in accordance with, and subject to, the terms of the Escrow Agreement, and the Buyer and Sellers will execute a joint written instruction directing the Escrow Agent to release the Escrow Deposit to the Sellers on the Closing Date.

(b)    Purchase Price. The aggregate purchase price for the Interests (the “Purchase Price”) shall consist of:
(i)    an aggregate cash amount equal to the Cash Purchase Price, subject to adjustment as provided in this Section 1, payable as follows: (A) the Escrow Amount shall be deposited into an escrow account (the “Escrow Account”) for the Escrow Period, which shall be established pursuant to the Escrow Agreement (it being acknowledged by the parties that the Escrow Amount shall be distributed from the Escrow Account, absent any claim in respect thereof, as follows: one-third thereof on each twelve (12) month anniversary of the Closing Date, in accordance with the terms and conditions of the Escrow Agreement, and will be available to satisfy any amounts owed by the Sellers to the Buyer under this Agreement, including Section 1(f) and Section 5, in accordance with the terms of this Agreement and the Escrow Agreement); and (B) the balance of the Cash Purchase Price (subject to adjustment as provided in this Section 1) shall be delivered to the Sellers in accordance with Section 1(c)(ii); plus
(ii)    an aggregate number of shares of Parent Shares determined by dividing (x) $5,500,000 by (y) the trailing ten-day simple average of the closing price of the Parent Shares on the New York Stock Exchange, as quoted in the Wall Street Journal, preceding the Closing Date; minus
(iii)    the aggregate Fair Board Adjustment.
(c)    Estimated Cash Purchase Price.
(i)    At least five (5) Business Days prior to the Closing Date, the Sellers shall have delivered to the Buyer (A) an estimated Closing Statement (the “Estimated Closing Statement”), prepared in accordance with GAAP, applied in a manner consistent with the Financial Statements (so long as prepared in accordance with GAAP) and setting forth the Sellers’ estimate of the Working Capital and, based on such estimate, the cash purchase price payable at the Closing, which equals the sum of (w) the Cash Purchase Price, plus (x)the estimated Working Capital Surplus, if any, minus (y) the estimated Working Capital Deficit, if any, minus (z) any Indebtedness, in each case as of the Effective Time (the “Estimated Cash Purchase Price”) and (B) supporting documentation to compute and verify the information set forth in the Estimated Closing Statement, and (C) an allocation of the Estimated Cash Purchase Price and the Parent Shares among the Sellers (which shall be based upon their respective Pro Rata Portions) and any of their designees, together with written wire instructions for the cash payments to be made to the Sellers at the Closing. Section 1(c)(i) of the Disclosure Schedule sets forth an example of the Estimated Closing Statement, including the calculation of Working Capital.
(ii)    The Estimated Cash Purchase Price shall be paid as follows: (A) an amount equal to the Estimated Cash Purchase Price (less the Escrow Amount and Deposit Escrow) shall be paid by the Buyer to each of the Sellers, based on such Seller's Pro Rata Portion, by wire transfer of immediately available funds on the Closing Date to an account designated in writing by each respective Seller, and (B) the Escrow Amount shall be paid by the Buyer to the Escrow Agent. The Estimated Cash Purchase Price will be subject to a post-Closing adjustment as set forth in Section 1(f) below and, as so adjusted is referred to herein as the “Final Cash Purchase Price.”
(iii)    At the Closing, as directed by the Sellers on their behalf, the Buyer shall fund from the Estimated Cash Purchase Price on behalf of the Sellers such amounts necessary to allow the NAME Group to repay all Indebtedness set forth on Section 1(c)(iii) of the Disclosure Schedules. The Sellers shall arrange for such repayment and obtain all releases in connection with such repayment of any Security Interests securing such Indebtedness.
(d)    The Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held remotely via the exchange of signatures on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 6(a), 6(b) and 6(c) (other than those conditions that can be satisfied only at the Closing); provided, however, that in the event all conditions to the obligations of the parties set forth in Sections 6(a), 6(b) and 6(c) (other than those conditions that can be satisfied only at the Closing) have been satisfied or waived prior to September 12, 2015, the Buyer shall determine the Closing Date in its sole discretion so long as on or before September 15, 2015. Notwithstanding the foregoing, the Closing may take place at another date, time or place if agreed to in writing by the Sellers and the Buyer. The Closing shall be effective as of 11:59 PM Eastern Time on the Closing Date (the “Effective Time”). Notwithstanding any other provision of this Agreement, in the event that the Closing occurs during the Interim Period, then the Effective Time shall be deemed to be 11:59 PM Eastern Time on August 31, 2015 solely for purposes of determining Working Capital, including for purposes of Sections 1(c) and 1(f).
(e)    Section 338(h)(10) Election.
(i)    Election. No later than December 15, 2015, the Buyer may, at the Buyer’s sole discretion, deliver to the Sellers a statement (the “Section 338(h)(10) Notice”) stating the Buyer’s intention to make an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax law) with respect to the purchase and sale of the Interests of the Company (any such elections, collectively, the “Section 338(h)(10) Election”). If a Section 338(h)(10) Notice is delivered, the Buyer shall also deliver with such notice, the Allocation Schedule (as defined Section 1(e)(ii) below). The Buyer and the Sellers will jointly execute any and all documents in connection with the Section 338(h)(10) Election (including IRS Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases) (collectively, the “Election Forms”) and to take any action as is necessary to effectuate the Section 338(h)(10) Election in accordance with this Section 1(e)(i).
(ii)    Allocation Schedule. If the Section 338(h)(10) Election is made, the Buyer and the Sellers agree that the sum of the Final Cash Purchase Price, the fair market value of the Parent Shares, the Liabilities of the NAME Group (other than NAME CA Sub), and all other relevant items, shall be allocated for income Tax purposes among the assets of the NAME Group (other than NAME CA Sub) in accordance with the methodology set forth in the allocation schedule (the “Allocation Schedule”), which the Parties intend to be consistent with the methodology under the Treasury Regulations. For income Tax purposes, the Buyer and the Sellers shall file all Tax Returns in a manner consistent with the Allocation Schedule and shall take no position contrary thereto without the prior written consent of the other Party, unless otherwise required by a determination of a taxing authority that is final. The Sellers shall have fifteen (15) days from the delivery date of the 338(h)(10) Election Notice and Allocation Schedule to review the same and propose changes to the Allocation Schedule (which changes the Buyer shall consider in good faith).
(iii)    Election Payment. If the Section 338(h)(10) Election is made, the Buyer shall pay to each Seller such Seller's Pro Rata Portion of an amount equal to any additional Tax payable by the Sellers on the sale of the Interests in excess of the Tax that would have been incurred on the sale of the Interests had no Section 338(h)(10) Election been made (taking into account, without limitation any additional Taxes incurred as a result of the receipt of such payment) (the “Election Payment”). The Election Payment shall be paid by the Buyer to the Sellers as soon as practicable following the filing of the Election Forms but, in no event, later than April 1, 2016.
(iv)    Allocation Schedule; Calculation of Election Payment. Within sixty (60) days following receipt of the Section 338(h)(10) Election Notice, the Sellers shall prepare and deliver to the Buyer a schedule showing the Sellers' calculation of the Election Payment, accompanied by relevant computations and/or documentation supporting such calculation, all in accordance with Section 1(e)(ii) and Section 1(e)(iii). Buyer shall notify the Sellers, within fifteen (15) days after receipt thereof, of any objections to the Election Payment calculation and Buyer and Sellers will in good faith, attempt to resolve any such objections. In the event Buyer and Sellers cannot agree on the Election Payment calculation within fifteen (15) days, the dispute will be referred to the Accountants for final determination. The Accountant will be instructed to resolve the disagreement within twenty-one (21) days after the date on which they are engaged or as soon as possible thereafter and deliver to the Buyer and Sellers its determination calculation of the Election Payment. The determination of the Accountant shall be binding on the Parties. The cost of the services of the Accountant will be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountant. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountant, then such cost will be borne one-half by the Sellers and one-half by the Buyer.
(v)    Audit. In the event that any Tax authority contest or audit results in Sellers owing Taxes in excess of the Taxes taken into account in the calculation of the Election Payment, the Election Payment shall be recalculated taking into account such additional Taxes and Buyer shall pay to Sellers an additional amount of cash so that following such additional payment, the Sellers shall have paid no Taxes in excess of the Taxes they would have paid on the sale of the Interests had no Section 338(h)(10) Election been made (taking into account, without limitation any additional Taxes incurred as a result of the receipt of such payment). Buyer shall pay by wire transfer of immediately available fund to the Sellers, any such additional Election Payment within ten (10) days of the finalization of such audit or contest.
(f)    Post-Closing Adjustment for Working Capital and Indebtedness.
(i)    As promptly as practicable following the Closing Date, but in no event later than sixty (60) days after the Closing Date, the Buyer will prepare and deliver to the Sellers (A) a draft closing statement (the “Draft Closing Statement”), setting forth the items included in Working Capital and a computation and determination of the Working Capital, (B) a computation and determination of the Working Capital Surplus, if any, and the Working Capital Deficit, if any, (C) a computation of any Indebtedness as of the Effective Time, and (D) a computation and determination of the Final Cash Purchase Price in accordance with the provisions of this Section 1(f), in each case as of the Effective Time. The Buyer will prepare the Draft Closing Statement in accordance with GAAP, applied in a manner consistent with the Financial Statements (so long as prepared in accordance with GAAP). A sample Draft Closing Statement is attached hereto as Schedule 1(f)(i).
(ii)    If the Sellers have any objections to the Draft Closing Statement, they will jointly deliver a detailed statement describing their objections to the Buyer within thirty (30) days after delivery of the Draft Closing Statement. If the Sellers do not deliver such statement within such period, then the Draft Closing Statement shall be the Closing Statement (and the Final Cash Purchase Price set forth on the Draft Closing Statement shall be the Final Cash Purchase Price). The Buyer and the Sellers will use commercially reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within fifteen (15) days after the Buyer has received the statement of objections, the Buyer and the Sellers will engage PricewaterhouseCoopers LLP to resolve any remaining objections (the “Accountant”). The Accountant shall be jointly instructed by the Buyer and the Sellers to determine the Working Capital as of the Effective Time, the Indebtedness as of the Effective Time and the Final Cash Purchase Price. The Accountant shall deliver to each of the Buyer and the Sellers their determinations within thirty (30) days after receiving the joint instructions from the Buyer and the Sellers, and the determinations of the Accountant will be set forth in writing and will be conclusive and binding upon the Parties. The expenses of the Accountant shall be borne equally by the Sellers, on the one hand, and by the Buyer, on the other hand. The Buyer will give the Sellers the Draft Closing Statement, revised to reflect the Accountant’s determinations, which shall be the Closing Statement. The “Closing Statement” shall mean the Draft Closing Statement, together with any revisions and adjustments thereto pursuant to this Section 1(f)(ii), including a computation and determination of the Final Cash Purchase Price.
(iii)    During the period from and after Buyer's delivery of the Draft Closing Statement through the resolution of any matters contemplated by this Section 1(f), Buyer shall (and shall cause its representatives to), upon reasonable notice from the Sellers, allow the Sellers and their representatives, on a confidential basis, reasonable access during normal business hours to the books and records of the NAME Group, and all current and former employees and management of the NAME Group solely for the purpose of reviewing the

Draft Closing Statement, provided that such access shall not interfere unreasonably with the normal business operations of the NAME Group.
(iv)    In the event that the Final Cash Purchase Price is greater than the Estimated Cash Purchase Price, then Buyer shall pay to each Seller an amount equal to such Seller's Pro Rata Portion of the difference by wire transfer of immediately available funds to an account designated in writing by the respective Seller within ten (10) days following the date of the final determination of the Closing Statement.
(v)    In the event that the Final Cash Purchase Price is less than the Estimated Cash Purchase Price, then the Sellers and the Buyer shall jointly instruct the Escrow Agent to transfer to the Buyer from the Escrow Account, in accordance with the terms and conditions of the Escrow Agreement, an amount equal to such difference, by wire transfer of immediately available funds to an account designated in writing by the Buyer (with any amount in excess of the amount of the Escrow Account being paid by the Sellers to the Buyer by wire transfer of immediately available funds to an account designated in writing by the Buyer).
(g)    Material Fair Board Contract Reimbursement. With respect to each Material Fair Board Contract with respect to which a Fair Board Adjustment was made at Closing, within ten (10) Business Days of the earlier to occur of (i) the receipt by the NAME Group of such third party consent and (ii) the occurrence of the event underlying the contract (in each case to the extent (i) or (ii) occurs within twelve (12) months of Closing), the Buyer shall pay to the Sellers by wire transfer of immediately available funds an amount equal to the Fair Board Adjustment set forth in Section 2(p) of the Disclosure Schedule set forth next to such Material Fair Board Contract under the heading “Fair Board Adjustment”.
(h)    Consent of the Sellers. Each Seller in executing this Agreement consents in its capacity as a member of the Company to the transactions contemplated hereby, and waives notice of any meeting in connection therewith.
Section 2.    Representations and Warranties of the Sellers. Each Seller severally (and not jointly and severally) represents and warrants to the Buyer as follows, as of the date hereof and as of the Closing Date (unless another date is specified):
(a)    Organization; Capitalization; Subsidiaries.
(i)    The Company and each of the other entities comprising the NAME Group is a limited liability company or corporation, duly organized, validly existing, and in good standing (or the equivalent) under the Laws of the state, province or country of its formation. Section 2(a)(i) of the Disclosure Schedule lists all of the states in which the NAME Group is qualified to do business. The states listed on Section 2(a)(i) of the Disclosure Schedule are all of the states in which NAME Group is required to obtain such qualification given the nature of the Business of the NAME Group and the use of its Assets, except to the extent the failure to be so qualified would be material and adverse to the Business or the NAME Group.

(ii)    The Sellers are the record and beneficial owner of all of the Interests of the Company and have good and valid title to the Interests, free and clear of any Security Interests (other than those arising under applicable securities laws and those set forth in Section 2(a)(ii) of the Disclosure Schedule). The Company is the record and beneficial owner of all of the issued and outstanding equity of NAME and has good and valid title to such equity, free and clear of any Security Interests (other than those arising under applicable securities laws and those set forth in Section 2(a)(ii) of the Disclosure Schedule). NAME is the record and beneficial owner of all of the issued and outstanding equity of each other member of the NAME Group (other than the Company, NAME CA Sub and Hollywood) and has good and valid title to such equity, free and clear of any Security Interests (other than those arising under applicable securities laws and those set forth in Section 2(a)(ii) of the Disclosure Schedule). NAME CA is the record and beneficial owner of all of the issued and outstanding equity of NAME CA Sub and has good and valid title to such equity, free and clear of any Security Interests (other than those arising under applicable securities laws and those set forth in Section 2(a)(ii) of the Disclosure Schedule). NAME is the record and beneficial owner of 51% of the issued and outstanding equity of Hollywood and has good and valid title to such equity, free and clear of any Security Interests (other than those arising under applicable securities laws and those set forth in Section 2(a)(ii) of the Disclosure Schedule). Section 2(a)(ii) of the Disclosure Schedule sets forth all of the authorized and outstanding equity interests in the Company and the NAME Group and the number of equity interests held by each Seller and any other member or shareholder holding equity interests in the NAME Group. Except as set forth on Section 2(a)(ii) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, exchange rights, or other contracts or commitments that require the Company or the NAME Group to issue, sell, or otherwise cause to become outstanding any of its equity interests.
(iii)    Except as set forth on Section 2(a)(iii) of the Disclosure Schedule, the Company has no (direct or indirect) Subsidiaries and there are no other corporations, partnerships, joint ventures, associations or other entities related to the Business in which the Company owns, of record or beneficially, any direct or indirect equity interests or other interest or any right (contingent or otherwise) to acquire the same. Except as set forth on Section 2(a)(iii) of the Disclosure Schedule, the Company is not, directly or indirectly, a participant in any joint venture or similar arrangement related to the Business. No Seller has any interest in any direct or indirect subsidiary of the Company, whether wholly-owned or otherwise, including Hollywood, other than through its ownership of the Company.

(iv)    All of the outstanding equity securities of each Partially Owned Person are validly issued, fully paid, nonassessable and, except as set forth on Section 2(a)(iv) of the Disclosure Schedule, free of preemptive rights and, with respect to the NAME Group’s interest therein, are owned by the Company whether directly or indirectly, free and clear of all Security Interests (other than those arising under applicable securities laws and those set forth in Section 2(a)(ii) of the Disclosure Schedule). There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital of any Partially Owned Person or obligating the NAME Group or any Partially Owned Person to issue or sell any equity interests of, or any other interest in, any Partially Owned Person. Section 2(a)(iv) of the Disclosure Schedule lists each agreement the NAME Group is party to with respect to any Partially Owned Person, or the equity interests in any Partially Owned Person. Except as set forth in Section 2(a)(iv) of the Disclosure Schedule, there are no voting trusts, shareholder agreements, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity interests of or any other interests in any Partially Owned Person. Except as set forth in Section 2(a)(iv) of the Disclosure Schedule, there is no legal obligation by the NAME Group to provide any capital or guarantees to any Partially Owned Person, or any agreement, understanding, undertaking or covenant which restricts the equity holders of any Partially Owned Person which would be binding upon the Buyer or any Affiliate thereof from and after the Closing.

(v)    Except as set forth on Section 2(a)(v) of the Disclosure Schedule, the NAME Group has not operated under any other legal name or used any fictitious or trade names.
(vi)    Since December 20, 2010, the minute books of the NAME Group contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, members, Boards of Directors (or similar governing body) and all committees of the Boards of Directors (or similar governing body) of the NAME Group from and after such date. Complete and accurate copies of all such minute books and of the stock register of the NAME Group have been provided by the Company to the Buyer.

(b)    Authorization of Transaction. Each Seller has the legal capacity to execute and deliver this agreement and each of the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. The Company has full power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, each Seller, and the Company, has duly authorized the execution, delivery, and performance of this Agreement by the Sellers and the Company and each of the other Transaction Agreements to which it is a party. This Agreement and each of the other Transaction Agreements to which it is a party constitutes the valid and legally binding obligation of the Company and each Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, “General Enforceability Exceptions”).
(c)    Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the entering into of each of the Transaction Agreements, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or a Seller or the NAME Group is subject or any provision of the articles of organization or operating agreement (or comparable organizational documents) of the NAME Group or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or a Seller or the NAME Group is a party or by which it is bound or to which any of its Assets is subject (or result in the imposition of any Security Interest upon any of its Assets), or (iii) require the NAME Group to make any “change in control” payments or similar payments. Neither a Seller nor the Company nor the NAME Group needs to give any written notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or fair board (which for purposes of this Agreement includes similar governing bodies, commissions and organizations or any other Person who performs a similar role) or other Person (including any Partially Owned Person or stakeholder therein, and including under any Material Contract) in order for the parties to consummate the transactions contemplated by this Agreement (including under any Material Contract or Lease), except as set forth on Section 2(c) of the Disclosure Schedule.
(d)    Brokers’ Fees. Neither the Sellers nor the Company nor the NAME Group has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
(e)    Assets. The NAME Group owns, leases or has the legal right to use all of the Assets, including the NAME Intellectual Property and Real Property, used in the conduct of the Business or otherwise owned, leased or used by the NAME Group, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by the NAME Group in or relating to the conduct of the Business, all of which properties, assets and rights constitute Assets. The NAME Group has good and marketable title to, or, in the case of leased assets, valid and subsisting leasehold interests in, all of the Assets, free and clear of all Security Interests, except for Permitted Encumbrances. The Assets constitute all of the properties, assets and rights forming a part of, used or held in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since the Most Recent Balance Sheet, the NAME Group has caused the Assets to be maintained in accordance with good business practice. No Assets are used, held or owned by any Seller, or any of their respective Affiliates (other than the NAME Group). All equipment and other tangible assets included in the Assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used. The sole asset of the Company is the issued and outstanding membership interests of NAME and the Company does not have any active trade or business.
(f)    Suppliers. Section 2(f) of the Disclosure Schedule sets forth a correct and complete list of the top 20 suppliers (by dollar volume) of goods or services to the NAME Group during (i) calendar year 2013, (ii) calendar year 2014 and (iii) year-to-date 2015. Section 2(f) of the Disclosure Schedule also sets forth, for each such supplier, the aggregate payments from and to such Person by the NAME Group during such periods. Since January 1, 2015, none of such top 20 suppliers has notified the NAME Group in writing that it shall stop, or materially decrease the rate of, supplying materials, products or services to the NAME Group, or otherwise materially change the terms of its relationship with the NAME Group.
(g)    Financial Statements; Financial Information.
(i)    Attached as Section 2(g)(i) of the Disclosure Schedule are the audited financial statements (balance sheet, statement of cash flows and profit and loss statement)

(the “Financial Statements”) as of and for the fiscal years ended December 31, 2013 and December 31, 2014, and the unaudited financial statements for the six (6) month period ended June 30, 2015 (the “Most Recent Fiscal Month End”) for the NAME Group and for Hollywood. Except as described on Section 2(g)(i) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statements, The Financial Statements (a) fairly present, in all material respects, the financial condition and operating results of the NAME Group as of the dates, and for the periods, indicated therein (but in the case of the interim financial statements subject to normal year-end audit adjustments and the absence of footnotes) and (b) are true, correct and complete in all material respects. The NAME Group does not have any Liability, contingent or otherwise, except for (i) Liabilities set forth on the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law) and which are not individually or in the aggregate material to the NAME Group.
(ii)    Except as set forth in Section 2(g)(ii) of the Disclosure Schedule, there are no related party transactions or off-balance sheet structures or transactions with respect to the NAME Group that would be required by GAAP to be reported by NAME or set forth in the Financial Statements.
(iii)    Section 2(g)(iii) of the Disclosure Schedule sets forth a list of all revenue-generating events for the fiscal years ended December 31, 2013 and December 31, 2014, and for 2015 through the Most Recent Fiscal Month End listed by event name.
(iv)    Section 2(g)(iv) of the Disclosure Schedule sets forth a list of the owned concession stand revenue for the fiscal years ended December 31, 2013 and December 31, 2014, and for 2015 through the Most Recent Fiscal Month End.
(v)    Section 2(g)(v) of the Disclosure Schedule sets forth a list of each approved capital expenditure of the NAME Group in excess of $50,000 for the fiscal year ending December 31, 2015.
(vi)    The EBITDA of Hollywood for the year ended June 30, 2015 is $0.00.
(h)    Absence of Changes. Since January 1, 2015, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since January 1, 2015, the NAME Group has not, except as set forth in Section 2(h) of the Disclosure Schedule: (a) permitted or allowed any of the Assets to be subjected to any Security Interest except for Permitted Encumbrances; (b) written down or written up (or failed to write down or write up) in accordance with GAAP, applied in a manner consistent with the Financial Statements, so long as prepared in accordance with GAAP the value of any Inventories or Accounts Receivable or revalued any of the Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP, applied in a manner consistent with the Financial Statements, so long as prepared in accordance with GAAP; (c) made any change in any method of accounting or accounting practice or policy used by the NAME Group, other than such changes required by GAAP and set forth in Section 2(h) of the Disclosure Schedule; (d) amended, terminated, cancelled or compromised any material claims of the NAME Group or waived any other rights of substantial value to the NAME Group; (e) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property), other than in the ordinary course of business consistent with past practice; (f) issued or sold any equity, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the NAME Group; (g) redeemed any of the equity or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of equity of NAME or the Company or otherwise, other than dividends, distributions and redemptions declared, made or paid solely in cash; (h) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice; (i) made any capital expenditure or commitment for any capital expenditure in excess of $100,000 individually or $250,000 in the aggregate; (j) entered into any Material Contract (or terminated, amended or modified any Material Contract); (k) made, revoked or changed any Tax election or method of Tax accounting, or settled or compromised any liability with respect to Taxes of the NAME Group; (l) incurred any Indebtedness in excess of $100,000 individually or $500,000 in the aggregate; (m) made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person; (n) (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the NAME Group to any of its employees (other than any increase in the ordinary course of business, consistent with past practice, or as otherwise required by law), including any increase or change pursuant to any Benefit Plan or (ii) established or increased or promised to increase any benefits under any Benefit Plan, in either case except as required by Law; (o) entered into any agreement, arrangement or transaction with any of its directors, officers, employees, members or shareholders (or to the Sellers' knowledge, with any relative, beneficiary, spouse or Affiliate of such Persons); (p) terminated, discontinued, closed or disposed of any facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement benefits or announced or planned any such action or program for the future; (q) suffered any Material Adverse Effect; (r) disclosed any secret or confidential NAME Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any NAME Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the NAME Group has any right, title, interest or license; (s) (i) allowed any material Permit or Professional License that was issued to the NAME Group to lapse or terminate, other than according to the terms of such Permit or Professional License or (ii) failed to renew any insurance policy, material Permit or Professional License on or before its termination or renewal date; (t) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $100,000, whether or not such loss or damage shall have been covered by insurance; (u) amended, modified or consented to the termination of any Material Contract or the NAME Group’s rights thereunder; (v) amended or restated the organizational documents or governance documents of the NAME Group; (w)(i) abandoned, sold, assigned, or granted any Security Interest (other than Permitted Encumbrances) in or to any of the NAME Intellectual Property, including failing (A) to perform or cause to be performed all applicable filings, recordings and other acts, or (B) to pay or cause to be paid all required fees and taxes to maintain and protect its interest in such NAME Intellectual Property, (ii) granted to any third party any license with respect to any NAME Intellectual Property, (iii) developed, created or invented any NAME Intellectual Property jointly with any third party, or (iv) disclosed, or allowed to be disclosed, any confidential NAME Intellectual Property, unless such NAME Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof; (x) failed to maintain its property and equipment in good repair and operating condition, ordinary wear and tear excepted; or (y) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 2(h) or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 2(h), except as expressly contemplated by this Agreement.
(i)    Real Property; Personal Property.
(i)    Section 2(i)(i) of the Disclosure Schedule contains a description of the Owned Real Property. Other than as set forth on Section 2(i)(i) of the Disclosure Schedule, the NAME Group does not own, and has never owned, any real property. With respect to the Owned Real Property, (i) no portion of the Owned Real Property is subject to any pending or threatened, condemnation proceeding or proceeding by any public authority; (ii) to the Sellers’ knowledge, the buildings, plants and structures, including heating, ventilation and air conditioning systems, roof, foundation and floors on the Owned Real Property are in good operating condition and repair, subject only to ordinary wear and tear; (iii) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (iv) the Owned Real Property is supplied with utilities and other services necessary for the operation of the Business thereon as presently operated; (v) the NAME Group has marketable, fee simple title to the Owned Real Property, free and clear of all encumbrances other than Permitted Encumbrances; (vi) the Owned Real Property is not subject to any rights of first refusal or other right or option of any other person to purchase or lease or otherwise obtain title or an interest in the Owned Real Property or any portion thereof; and (vii) to the Sellers’ knowledge, the operation of the Owned Real Property in the manner in which it is now operated complies with all zoning, building, use, safety or other similar statutes, ordinances or regulations of any governmental authority.
(ii)    Section 2(i)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases and amendments thereto for each parcel of Leased Real Property, together with the name of the landlord of each such parcel. The NAME Group has made available to the Buyer a true and complete copy of each Lease. Subject to the respective terms and conditions in the Leases, the NAME Group is the sole legal and equitable owner of the leasehold interest in the Leased Real Property. With respect to each parcel of Leased Real Property: (i) to the Sellers’ knowledge, the operation of such property in the manner in which it is now operated complies with all zoning, building, use, safety or other similar statutes, ordinances or regulations of any governmental authority; (ii) all improvements on any such parcel are in good operating condition, ordinary wear and tear excepted, are supplied with utilities and other services necessary for the operation of the Business as currently conducted at such facilities; and (iii) to the Sellers’ knowledge, there are no agreements or arrangements granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties in possession of any such parcel. The Real Property comprises all of the real property used in the Business. With respect to each Lease: (A) the Lease is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by General Enforceability Exceptions; (B) the Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as such enforceability may be limited by General Enforceability Exceptions; (C) the NAME Group is not and to the Sellers' knowledge, no other party is in breach or default, and to the Sellers' knowledge no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Lease; and (D) the NAME Group has not and to the Sellers' knowledge, no other party has repudiated any provision of the Lease.
(iii)    Section 2(i)(iii) of the Disclosure Schedule sets forth a correct and complete list of: (a) all owned or leased rides (including rides in process of being owned or leased or for which a deposit has been paid, together with a summary of any amounts to be paid in respect thereof), concession stands, food stands and game stands (indicating, in each case, which are owned and which are leased; and (b) all trucks, cars and other vehicles owned or leased by the NAME Group in connection with the Business (all items in (a) and (b) collectively shall be referred to herein as “Personal Property”). All Personal Property is in good operating condition, ordinary wear and tear excepted. The NAME Group has legal and valid title with respect to all owned Personal Property. With respect to each lease for leased Personal Property (A) the lease is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by General Enforceability Exceptions; (B) the lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as such enforceability may be limited by General Enforceability Exceptions; (C) the NAME Group is not, and to the Sellers' knowledge, no other party is in breach or default, and to the Sellers' knowledge no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the lease; and (D) the NAME Group has not and to the Sellers' knowledge, no other party has repudiated any provision of the lease.
(j)    Legal Compliance.
(i)    Except as set forth in Section 2(j) of the Disclosure Schedule, the NAME Group has conducted and continue to conduct the Business in material compliance with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) applicable to the NAME Group or any of the Assets or the Business, the NAME Group is not in material violation of any such Law, and there is no action, suit, proceeding, hearing, investigation, charge, written complaint, claim, demand, or notice has been filed or commenced against the NAME Group alleging any failure so to comply.
(ii)    There has not been in the past two (2) years, and there are not, any internal investigations or inquiries being conducted by the NAME Group, a Seller or to the Sellers' knowledge, any third party or governmental authority concerning any conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
(k)    Tax Matters. Each of the entities comprising the NAME Group has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects, and copies thereof have been made available to the Buyer in the electronic data room. All Taxes owed by the entities comprising the NAME Group and due (whether or not shown on any Tax Return) have been paid. Except as set forth on Section 2(k) of the Disclosure Schedule, none of the entities comprising the NAME Group is currently the subject of a Tax audit or examination with respect to Taxes. None of the entities comprising the NAME Group has consented in writing to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority. None of the other entities comprising the NAME Group has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notices in each case with respect to Taxes which has not been satisfied by payment or been withdrawn. No claim has ever been made by an authority in a jurisdiction where the entities comprising the NAME Group do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. None of the entities comprising the NAME Group is a party to or bound by any Tax allocation or sharing agreement, or has any Liability for the Taxes of any Person (other than the entities comprising the NAME Group) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law). None of the entities comprising the NAME Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) “closing agreement” as described in Section 7121 of the Code (or similar provision of state, local or foreign law) executed on or before the Closing Date, (iv) installment sale or open transaction disposition made on or before the Closing Date, (v) prepaid amount received on or before the Closing Date, or (vi) election under Section 108(i) of the Code. There are no Security Interests on the Interests or any of the Assets of the other entities comprising the NAME Group that arose in connection with any failure (or alleged failure) to pay any Tax. Each of the entities comprising the NAME Group has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party. The Company has at all times since its formation been, for federal (and, where applicable, state and local) income Tax purposes, properly classified as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Each Subsidiary, other than a Partially Owned Person, has all times since December 20, 2010, been, for federal (and, where applicable, state and local) income Tax purposes, properly classified as either a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(a) or a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code. Each Partially Owned Person has at all times since its formation been, for federal (and, where applicable, state and local) income Tax purposes, properly classified as a partnership within the meaning of Treasury Regulation Section 301.7701-2(a). Since its date of organization, NAME CA has not conducted any activities other than holding the stock of NAME CA Sub. None of the entities comprising the NAME Group is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b). None of the entities comprising the NAME Group has a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the country in which it is organized.
(l)    Environment, Health, and Safety. Except as set forth on Section 2(l) of the Disclosure Schedule:
(i)    The NAME Group has complied in all material respects with all Environmental Laws, which compliance includes the possession of and compliance with the terms and conditions of any Environmental Permits, and all such Environmental Permits are set forth on Section 2(l)(i) of the Disclosure Schedule.
(ii)    No Environmental Claim has been served, filed, or commenced, and there is no pending or, to the Sellers’ knowledge, threatened Environmental Claim, against (A) any of the NAME Group, (B) any Person whose liability for Environmental Claims any of the NAME Group may have assumed contractually or by operation of law, or (C) relating to the Business or the operation or use of the Assets.
(iii)    There is no material Environmental Condition at, under, in the vicinity of or emanating from any of the Real Property.
(iv)    None of the NAME Group or any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Materials in such manner as have given or would give rise to any Liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to any Environmental Law.
(v)    None of the NAME Group has entered into or is the subject of any consent order or other similar agreement with any governmental authority that imposes obligations under Environmental Laws on any of the NAME Group.
(vi)    None of the NAME Group has, either expressly or by operation of Law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.
(vii)    To the Sellers’ knowledge, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any of the Real Property.

(viii)    To the Sellers’ knowledge, there has been no Release of any Hazardous Material on any of the Real Property that would give rise to liability under Environmental Laws.
(ix)    To the Sellers’ knowledge, none of the Real Property is subject to any Environmental Lien.
(x)    To the Sellers’ knowledge, there is no asbestos or asbestos-containing material on any of the Real Property.
(xi)    The NAME Group has provided to the Buyer true, correct and complete copies of all environmental assessments, audits, permits, reports, correspondence or other material documentation on environmental matters or relating to any Environmental Law or Environmental Condition in its possession or control.
None of the foregoing knowledge qualifiers shall apply to any Owned Real Property, or Leased Real Property leased from any Seller or any Affiliate or relative of any Seller, or any employee of the NAME Group or Affiliate or relative of any employee of the NAME Group.
(m)    Intellectual Property.
(i)    Section 2(m)(i) of the Disclosure Schedule contains a complete and accurate list as of the Closing Date of all U.S. and foreign (A) issued patents and pending patent applications, (B) trademark and service mark registrations and applications, (C) copyright registrations and applications, and (D) Internet domain name registrations; in each case as owned by the NAME Group (collectively, the “NAME Group Registered Intellectual Property”); which list includes for each item listed in (A), (B) and (C), the owner, country/jurisdiction, application number and application date, patent or registration number, and issuance or registration date; and for each item listed in (D), the registrant, registrar, and the expiration date. In addition, Section 2(m)(i) of the Disclosure Schedule contains a complete and accurate list of (A) all licenses and other rights granted by the NAME Group to any third party with respect to any Intellectual Property and (B) all licenses and other rights granted by any third party to the NAME Group with respect to any Intellectual Property (provided, that the Disclosure Schedule does not list off the shelf Computer Software licensed to the NAME Group that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements or similar materially standard terms and conditions). Except as set forth on Section 2(m)(i) of the Disclosure Schedule, the NAME Group owns, or, to Sellers’ knowledge, has the right to use pursuant to license, sublicense, agreement, or permission, all Intellectual Property necessary or desirable for the operation of the Business as presently conducted or proposed to be conducted. Each item of Intellectual Property owned or used under a license or similar agreement by the NAME Group immediately prior to the Closing hereunder will be owned or available for use by the Buyer on materially identical terms and conditions immediately subsequent to the Closing hereunder. As of the Closing Date, except as set forth on Section 2(m)(i) of the Disclosure Schedule, each item of the NAME Group Registered Intellectual

Property that is currently used in the conduct of the business (A) has not been abandoned, cancelled, or allowed to expire or lapse, (B) has been maintained by all requisite filings, renewals, extensions, and payments, and (C) remains in full force and effect.  Section 2(m)(i) of the Disclosure Schedule sets forth, with respect to each item of the NAME Group Registered Intellectual Property, all necessary payments and filings that will become due, and all other actions that must be taken, within ninety (90) days of the date hereof.
(ii)    Except as set forth on Section 2(m)(ii) of the Disclosure Schedule, to the knowledge of the Sellers, the operation of the Business of the NAME Group does not interfere or conflict with, infringe upon, or misappropriate, any Intellectual Property of third parties, and the NAME Group has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the NAME Group must license or refrain from using any Intellectual Property of any third party). The loss or expiration of any NAME Intellectual Property (including, without limitation, any of the NAME Group Registered Intellectual Property) is not pending or, to the knowledge of the Sellers, threatened, or reasonably foreseeable. Except as set forth on Section 2(m)(ii) of the Disclosure Schedule, to the knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise violated any NAME Intellectual Property. The NAME Group has not received any written notices or communications and, to the Sellers’ knowledge, there is no set of facts or circumstances which indicate a likelihood of any infringement or misappropriation by, or violation of, any third party with respect to any NAME Intellectual Property.
(iii)    None of the former and current employees, consultants, and independent contractors of the NAME Group who have contributed to or participated in the development of any NAME Intellectual Property has asserted, and to the knowledge of the Sellers, no such Person has a valid basis to assert, any ownership right, interest or claim in, or the right to receive any royalty or other payment with respect to, any NAME Intellectual Property. Also, other than their equity interests in the NAME Group, none of the Members has any ownership right, interest or claim in any NAME Intellectual Property.
(iv)    Section 2(m)(iv) of the Disclosure Schedule lists all of the NAME Group’s registered domain names and URL’s and social media accounts, and the Person(s) to whom such domain names and URL’s and social media accounts are registered.
(v)    Except as set forth on Section 2(m)(v) of the Disclosure Schedule, no NAME Intellectual Property is subject to any “open source” or “copyleft” or other obligations which require the NAME Group, or after the Closing the Buyer, to: (A) permit others to freely make and distribute derivative works of such Intellectual Property; (B) license or distribute such Intellectual Property to others at no or minimal charge; or (C) in the case of Computer Software owned by the NAME Group, publicly disclose or distribute such software in source code form.
(vi)    The NAME Group is in compliance in all material respects with all applicable data protection, data privacy, and data security laws and regulations and industry standards as well as the NAME Group’s own published privacy policy, regarding the collection, processing, use, sharing, storage and safeguarding of individuals’ personally identifiable information in the operation of the Business. The NAME Group has not received written notice of, and to the Sellers’ knowledge there has not occurred, any instance of data privacy violation or data security breach involving any individual’s personally identifiable information that is stored by or for the NAME Group, or of any investigation, audit, complaint, action or proceeding alleging a violation by the NAME Group of any applicable data protection, data privacy, or data security law or regulation or industry standard, or a violation by the NAME Group of its own published privacy policy, regarding the collection, processing, use, sharing, storage or safeguarding of individuals’ personally identifiable information in the operation of the Business.
(n)    Related Party Transactions. Except as set forth on Section 2(n) of the Disclosure Schedule, no Seller or Affiliate or relative of any Seller, and to the Sellers' knowledge, no employee of NAME Group or Affiliate or relative of any employee of NAME Group: (a) owns directly or indirectly, any ownership interest or investment in any Person that is a direct competitor, lessor, lessee, customer, fair operator or supplier of the NAME Group; (b) owns or leases any Assets, properties or rights used in the Business of the NAME Group; (c) is a party to any contract or other agreement with the NAME Group or which otherwise benefits the Business of the NAME Group; or (d) has received from or furnished to the NAME Group any goods or services since January 1, 2014, or is involved in any business relationship with the NAME Group (other than as an equityholder or employee of the NAME Group).
(o)    Indebtedness. Except as set forth on Section 2(o) of the Disclosure Schedule, the NAME Group has no Indebtedness.
(p)    Contracts. Section 2(p) of the Disclosure Schedule lists each of the contracts and other agreements or powers of attorney (whether written or oral) to which the NAME Group is a party, in excess of $100,000 per year, is a Material Fair Board Contract or is a contract with a recruiter (each, a “Material Contract”). The NAME Group has delivered to the Buyer (or made available in the electronic data room) a correct and complete copy of each written agreement listed in Section 2(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 2(p) of the Disclosure Schedule. With respect to each Material Contract: (A) the Material Contract is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by General Enforceability Exceptions; (B) the Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as such enforceability may be limited by General Enforceability Exceptions; (C) the NAME Group is not and to the knowledge of the Sellers, no other party to a Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Material Contract; and (D) no member of the NAME Group has, and to the knowledge of the Sellers, no party has repudiated any provision of the Material Contract. For purposes of this Agreement “Material Fair Board Contract” means each fair board contract in effect as of the date of this Agreement under which the NAME Group expects revenues to exceed $500,000 in the twelve month period beginning on the date of this

Agreement and which requires the consent of the third party thereto to the transfer of the Interests by the Sellers to the Buyer under this Agreement, all of which contracts are set forth in Section 2(p) of the Disclosure Schedule and noted as a “Material Fair Board Contract”.
(q)    Employees; Immigration Matters.
(i)    Section 2(q)(i) of the Disclosure Schedule sets forth a complete and correct list of all current full-time employees of the NAME Group, with a base salary in excess of $50,000, showing for each: (i) name, (ii) hire date, (iii) current job title and classification (exempt or nonexempt, etc.), (iv) actual base salary, bonus, commission or other remuneration paid during 2013 and 2014, (v) 2015 base salary level and 2015 target bonus, (vi) an indication as to whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since January 1, 2015, (vii) the amount of accrued regular bonuses payable to such employee and (viii) the amount of any accrued, but unpaid, paid time off, applicable to such employee. The NAME Group has not experienced (nor, to the knowledge of the Sellers, has it been threatened with) any strike, slow down, work stoppage or claim of unfair labor practices dispute within the past two (2) years. The NAME Group has not been charged with committing any material unfair labor practice. The NAME Group has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees. All individuals who have performed services for the NAME Group or who otherwise have claims for compensation from the NAME Group have been properly classified as an employee or an independent contractor pursuant to all applicable Laws.
(ii)    The NAME Group is in material compliance with all applicable federal, state and local laws, rules, directives and regulations relating to the employment authorization of their respective employees (including, but not limited to, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and to the Sellers’ knowledge, the NAME Group has not employed, nor to the Sellers’ knowledge is the NAME Group currently employing (including any Person who has received an offer to work for the NAME Group), any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)). Except as set forth on Section 2(q)(ii) of the Disclosure Schedule, the NAME Group has not received any written notice from the U.S. Citizenship and Immigration Service (the “USCIS”) or the United States Department of Labor (the “DOL”) of the disapproval or denial of any visa petition or entry permit pending before the USCIS or labor certification pending before the DOL on behalf of any employee or prospective employee of the NAME Group. Since the approval of each of their respective visa petitions, there has been no material change in the terms and conditions of employment of any employees of the NAME Group. The Buyer has received true, accurate and complete copies of all visa petitions, entry permits and visa applications (and all supporting documents) submitted to the USCIS for all foreign employees and prospective foreign employees of the Company and its Subsidiaries. Except as set forth on Section 2(q)(ii) of the Disclosure Schedule, each current employee of the NAME Group has completed and submitted a Form

I-9, Employment Eligibility Verification, with a copy of each such completed Form I-9 in the possession of the NAME Group. The NAME Group has completed and retained a Form I-9 for each current employee as required under Immigration Reform and Control Act of 1986, as amended. The NAME Group has not been the subject of an audit by U.S. Immigration & Customs Enforcement (“ICE”), has not received a written notice of intent to fine, nor has it received any written notice of inspection of such audit by ICE.
(r)    Employee Benefits. Section 2(r) of the Disclosure Schedule contains a true and complete list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other compensation, equity or employee benefit plan, program or arrangement, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by NAME Group for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant or any spouse or dependent of such individual, and/or under which NAME Group has or may have any Liability, (each a “Benefit Plan”). With respect to each Benefit Plan, NAME Group has made available to the Buyer in the electronic data room accurate, current and complete copies of each of the following: (i) any summary plan descriptions, summaries of material modifications, employee handbooks relating to any Benefit Plan; (ii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (iii) plan documents and any amendments thereto; (iv) any trust agreements, insurance policies or other funding documents; (v) the three most recent Form 5500 annual reports, if applicable, (vi) the most recent nondiscrimination testing report, if applicable and (vii) any material, non-routine correspondence with the IRS, DOL or PBGC within the last two (2) years. Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Sellers' knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Benefit Plan. All contributions due prior to the Closing Date to any Benefit Plan have been timely made and all contributions due after the Closing Date to any Benefit Plan have been properly accrued. All premium payments with respect to any Benefit Plan have been timely made. There have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) involving employees or directors of the NAME Group with respect to any Benefit Plan. No fiduciary (as defined in Section 3(21) of the Code) has any liability for breach of fiduciary duty with respect to the investment or administration of the assets of any Benefit Plan. There are no Actions with respect to any Benefit Plan (other than routine claims for benefits) pending, or to the knowledge of the Sellers, pending. Neither NAME Group nor any entity treated as a single employer with NAME Group for the purposes of Section 414 of the Code (each an “ERISA Affiliate”) has maintained, contributed to or has any Liability with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA, any Multiemployer Plan or otherwise under Title IV of ERISA or Section 412 of the Code. The NAME Group has no obligation, whether or not pursuant to a Benefit Plan, to provide post-termination health, life or other welfare-type benefits to any current or former employee, officer, director or independent contractor other than in accordance with Section 4980B of the Code (“COBRA”). The NAME Group and each ERISA Affiliate have complied in all material respects with COBRA. Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, written notices, rulings and proposed and final regulations) thereunder. Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the NAME Group to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(s)    Licenses and Permits. The NAME Group has all material Permits necessary to own and conduct the Business and to occupy and lease its property in a lawful manner. The Permits are valid and in full force and effect and there are not pending, or, to the knowledge of the Sellers, threatened, any proceedings which would result in the termination, revocation, limitation or impairment of any material Permit, and the NAME Group is in material compliance with the terms of all such Permits. Other than as set forth on Section 2(s) of the Disclosure Schedule, the NAME Group does not currently employ any individual to practice a profession or other activity (“Profession”) that requires such individual to possess a license or other Permit (“Professional License”). Other than as set forth on Section 2(s) of the Disclosure Schedule, no such material Permit shall terminate as a result of the consummation of the transactions contemplated hereunder. No material violations have been alleged in respect of any of its Permits, and, to the knowledge of the Sellers, there exists no meritorious basis therefor. The NAME Group has not received any written notice in the past two (2) years to the effect that (i) the NAME Group is not in compliance with the terms of any of its Permits or any applicable Law related thereto or (ii) any Person engaged by the NAME Group and requiring a Professional License is not in compliance with the terms of any such Professional License or any applicable Law related thereto. Other than as set forth on Section 2(s) of the Disclosure Schedule no material Permit or Professional License is scheduled to terminate or expire within 30 calendar days of the End Date.
(t)    Insurance. Section 2(t) of the Disclosure Schedule sets forth each insurance policy (including policies providing property, casualty, liability, workers compensation, and bond and surety arrangements) under which the NAME Group has been an insured, a named insured or is otherwise the principal beneficiary of coverage at any time within the past three (3) years, and a list of all claims made under each of such policies since such date, all of which are true and correct. As of the Closing, NAME Group will not insure any assets or property owned or controlled by the Sellers or any Affiliate (but excluding the NAME Group) or related party thereof, other than the Real Property and the Personal Property described on Section 2(t) of the Disclosure Schedule.

(u)    Litigation. Section 2(u) of the Disclosure Schedule sets forth each instance in which the Company, the Sellers and/or the NAME Group, or to the Sellers' knowledge, any employee (fulltime, temporary, seasonal or otherwise) of, or contractor engaged by, the NAME Group, or any of the Assets (i) is (or since January 1, 2013 has been) subject to any outstanding injunction, judgment, order, decree, ruling, criminal complaint or charge or (ii) is (or since January 1, 2013 has been) a party or, to the Sellers’ knowledge, is (or since January 1, 2013 has been) threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in each case relating the NAME Group and/or the Business. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 2(u) of the Disclosure Schedule is reasonably likely to have a Material Adverse Effect.
(v)    Warranties. No service or product provided, manufactured, sold, leased, licensed or delivered by the NAME Group is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) warranties arising by operation of law, and (ii) manufacturers’ warranties for which the NAME Group has no liability. Each product or service sold, leased or provided by the NAME Group has been sold, leased or provided in material conformity with all such warranties and other contractual commitments.
(w)    Professional Liability. Section 2(w) of the Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all claims, liabilities or obligations arising from or alleged to arise from any death or injury to person or property as a result of a service provided by the NAME Group during the two (2) years prior to the date hereof. The NAME Group has no material liability that is not covered by insurance (and to the Sellers’ knowledge there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the NAME Group giving rise to any such liability) arising out of any death or injury to individuals or property as a result of the provision of services by the NAME Group.
(x)    Business Continuity. None of the Computer Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the NAME Group in the conduct of the Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the NAME Group.
(y)    Accounts Receivable. The accounts receivable reflected on the Most Recent Balance Sheet and the accounts receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by NAME Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of NAME Group and, to the Sellers’ knowledge, are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Most Recent Balance Sheet or, with respect to accounts receivable arising after the date of the Most Recent Balance Sheet, on the accounting records of the Business have been determined in accordance with GAAP, applied in a manner consistent with the Financial Statements (so long as prepared in accordance with GAAP), subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. No Accounts Receivable related to the Business are payable to any Person other than the NAME Group, and in no event to the Sellers or their Affiliates.
(z)    Inventory. All Inventory, whether or not reflected in the Most Recent Balance Sheet, consists of a quality and quantity operable, usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the NAME Group free and clear of all Security Interests other than Permitted Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the NAME Group.
(aa)    Events; Fair Boards. Section 2(aa) of the Disclosure Schedule sets forth a list of the future events of the NAME Group which are under contract (including event name, city and state) as of the date of this Agreement. Section 2(aa) of the Disclosure Schedule sets forth a materially correct and complete list of all events the NAME Group has performed during (i) calendar year 2013, (ii) calendar year 2014, and (iii) calendar year 2015 through the date of this Agreement. None of the fair boards for such events (that are currently under contract, whether written or oral, with the NAME Group) has indicated in writing that it shall cease to do business with the NAME Group, or otherwise materially change the terms of its relationship with the NAME Group.
(bb)    Insolvency. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Sellers, the NAME Group or any of the Interests is pending or, to the Sellers’ knowledge, threatened, and neither the Company nor the NAME Group has made any assignment for the benefit of creditors, nor taken any actions with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.
(cc)    Certain Business Practices. Neither the NAME Group or any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or government or governmental agency, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any fair board, customer, vendor or supplier of the NAME Group or any officer, director, partner, employee or agent of any such fair board, customer, vendor or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business. No Person acting on behalf of the NAME Group, including in connection with the solicitation of foreign workers, has done any of the foregoing in connection with their work on behalf of the NAME Group; provided that the foregoing shall be deemed to be qualified by the Sellers’ knowledge with respect to any Person who is not an employee of the NAME Group.
(dd)    Bank Accounts. Section 2(dd) of the Disclosure Schedule sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which the NAME Group maintains accounts of any nature and the account numbers of all such accounts.
(ee)    Restricted Securities. The Sellers are acquiring the Parent Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Sellers understand that the Parent Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Sellers’ representations as expressed herein. The Sellers understand that the Parent Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Sellers must hold the Parent Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Sellers acknowledge that neither the Parent nor the Buyer has any obligation to register or qualify the Parent Shares for resale. The Sellers further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Parent Shares, and on requirements relating to the Parent or the Buyer which are outside of the Sellers’ control, and which the Parent or the Buyer is under no obligation and may not be able to satisfy.
(ff)    Legends. The Sellers understand that the Parent Shares and any securities issued in respect of or exchange for the Parent Shares, may bear one or all of the following legends:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
Any legend required by the securities laws of any state to the extent applicable.
(gg)    Accredited Investor. Each Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(hh)    Exclusivity of Representations and Warranties. Except as expressly set forth in this Section 2, neither Seller nor any other Person has made or is making any representation or warranty, express or implied, at law or in equity, in connection with the transactions contemplated by this Agreement and any such other representations and warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, usage suitability or fitness for a particular purpose. Notwithstanding anything to the contrary, (a) neither Seller, the Company nor any other Person shall be deemed to have made or to make to the Buyer, its Affiliates or their respective officers, managers, employees, agents or representatives any representation or warranty other than as expressly made by the Sellers in this Section 2 and (b) neither Seller, the Company nor any other Person has made or is making any representation or warranty to the Buyer, its Affiliates or any of their respective officers, managers, employees, agents or representatives with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to the Buyer or its counsel, accountants or advisors of future revenues or expenditures or future results of operations of the NAME Group (all of which have been prepared in good faith), or (ii) except as expressly included in a representation or warranty contained in Section 2, any other information or documents (financial or otherwise) made available (including in the electronic data room) to the Buyer, its Affiliates or their respective officers, managers, employees, agents or representatives with respect to the NAME Group or the Sellers.
Section 3.    Representations and Warranties of the Buyer. The Buyer and, solely with respect to Sections 3(b), (c), (d), (g), (h) and (i), the Parent represent and warrant to the Sellers as follows, as of the date hereof and as of the Closing Date:
(a)    Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware.
(b)    Authorization of Transaction. Each of the Buyer and the Parent has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the other Transaction Agreements to which it is a party constitutes the valid and legally binding obligation of the Buyer and the Parent, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by General Enforceability Exceptions.
(c)    Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor the entering into of each of the other Transaction Agreements, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or the Parent is subject, or any provision of the Buyer's or the Parent's organizational documents, (ii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of any provision of the organizational documents of the Buyer or the Parent, or (iii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or the Parent is a party or by which it is bound or to which any of its assets is subject. Neither the Buyer nor the Parent must give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)    The Parent; Validity of the Parent Shares. The Parent is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and in good standing under such laws. The Parent has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to issue the Parent Shares as contemplated herein. The Parent Shares, when issued and delivered in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, will be free of all Security Interests (other than those created by the Sellers or arising under applicable securities laws), will not be subject to any preemptive rights, rights of first refusal or redemption rights. The issuance of the Parent Shares in accordance with the terms of this Agreement will be in full compliance with the applicable requirements of the Securities Act and all applicable state securities laws.
(e)    Availability of Funds. The Buyer has, as of the date hereof, Cash on hand (or available under existing credit facilities) in an amount adequate to pay all Closing Date Payments and any adjustments thereto pursuant to this Agreement, and will have all such capability and Cash on hand (or available under existing credit facilities) at all times through and including the Closing.
(f)    Investment Purposes. The Buyer is acquiring the Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer understands that the Interests have not been registered under the Securities Act, or any state securities Law, and cannot be sold unless subsequently registered under the Securities Act, or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable. The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(g)    Brokers’ Fees. Neither Buyer nor Parent has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.
(h)    Insolvency. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Buyer or Parent is pending or, to the Buyer’s knowledge, threatened, and neither the Buyer nor Parent has made any assignment for the benefit of creditors, nor taken any actions with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.
(i)    No Other Representations. Each of Buyer and Parent acknowledges that, other than as expressly set forth in Section 2, none of the Sellers, their Affiliates or their respective officers, directors, managers, employees, agents, representatives or other Persons has made, and shall not be deemed to have made, any representations or warranties relating to the Interests, the NAME Group, the Business, Assets and Liabilities of the NAME Group.
Section 4.    Covenants of the Parties. Each of the Parties agrees to keep, perform and fully discharge the applicable covenants and agreements set forth below:
(a)    Continued Assistance. Until the seventh anniversary of the Closing Date, the NAME Group shall, and Buyer shall cause the NAME Group to (but only so long as Buyer owns the NAME

Group), retain all books, records and other documents pertaining to the Business of the NAME Group in existence on the Closing Date and to make the same available for inspection and copying on a confidential basis by the Sellers or any of their respective representatives (at their sole cost and expense) during the normal business hours of the NAME Group upon reasonable request and upon reasonable notice provided that such access shall not interfere unreasonably with the normal business operations of the NAME Group. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date without first advising the Sellers in writing and giving Sellers a reasonable opportunity to obtain possession thereof. Each Party hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. In no event shall Sellers have any claim pursuant to this Section 4(a) with respect to any action taken by or under their direction, or with their approval, in their capacity as employees of Buyer and/or the NAME Group.
(b)    Litigation Support. In the event and for so long as the Buyer or the Company actively is contesting or defending against any proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction as of or prior to the Closing involving the Assets or the Business, the Sellers will, with reasonable written notice and during ordinary business hours, cooperate with the Buyer and its counsel in the contest or defense and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the Buyer (unless the Sellers have an indemnification obligation therefor under Section 5 below), provided that such cooperation shall not interfere unreasonably with the normal post-Closing business, operations and activities of the Sellers.
(c)    Publicity. From and after the date hereof, each Party hereto will, and will cause each of its Affiliates and representatives, in each case, to whom this Agreement and/or the details of the transactions contemplated herein have been disclosed by such Party, to, maintain the confidentiality of this Agreement and will not, and will cause each of its Affiliates and representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, a Party may, without the prior consent of the other Parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines (after consultation with outside legal counsel) such action to be required by, advisable under or in compliance with applicable Law or stock exchange listing standards or with respect to the rules and regulations of any applicable self-regulatory organization provided it does not disclose the Purchase Price paid hereunder (unless Parent is required to in connection with its Securities Act reporting obligations or stock exchange listing standards). Notwithstanding the foregoing, upon the Closing, the Parties hereto shall release a joint press release mutually agreed upon by the Parties.

(d)    Hired Employees.
(i)    Each employee of the NAME Group as of the Closing will continue to be employed by the NAME Group (“Continuing Employee”). Subject to the employment agreements in the forms attached hereto as Exhibit B-1 and Exhibit B-2, (the “Employment Agreements”), in no event shall the Buyer and/or the NAME Group be obligated to continue the employment of any such person. The Buyer shall provide each Continuing Employee with credit for vesting and eligibility purposes relating to their employment and benefits, including under any Employee Benefit Plans of the Buyer and for pre-Closing service as recognized by the NAME Group, provided that credit will not be given for benefit accrual purposes under a defined benefit pension plan or if such credit would result in duplicative benefits, and Buyer shall have no obligation to continue in effect any Employee Benefit Plans of the NAME Group from and after the Closing. From and after the Closing Date until the first anniversary thereof, the NAME Group shall, and Buyer shall cause the NAME Group to, (A) provide the Continuing Employees with employee benefits which are, in the aggregate, substantially the same as the employee benefits provided by the NAME Group as of the Closing, and (B) not decrease the base salary or alter the bonus plans applicable to the Continuing Employees, in each case without the consent of the Sellers.
(ii)    Notwithstanding any other provision of this Agreement to the contrary, the Parties hereby acknowledge and agree that all provisions contained in this Section 4(d) are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Benefit Plan, Employee Benefit Plan, agreement or other arrangement of the Buyer or Company, (ii) shall limit the right of the Buyer to amend, terminate or otherwise modify any of their respective Employee Benefit Plans, agreements or other arrangements following the Closing Date, or (iii) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of the Company or any participant in any of the Buyer’s Employee Benefit Plans, agreements or other arrangements (or any dependent or beneficiary thereof) or (y) to continued employment with the Buyer or its Affiliates.
(iii)    On the date hereof, each of the Sellers will execute and deliver the Employment Agreements, which such Employment Agreements shall be effective as of the Closing and shall not be amended, terminated or modified absent the prior written consent of the Buyer.
(e)    Property Taxes. To the extent (i) any real or personal property Taxes are imposed on the Assets for a Straddle Period, or (ii) there have been any prepaid real or personal property Taxes during a Straddle Period, such Taxes (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) shall be prorated between the Sellers and the Buyer in the following manner: the amount apportioned to the Sellers shall be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the total number of calendar days in such Straddle Period ending on the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period, and the amount of such Taxes not apportioned to the Sellers pursuant to the foregoing shall be apportioned to the Buyer.
(f)    Use of Intellectual Property. The Sellers acknowledge that from and after the Closing, the names “North American Midway Entertainment,” “NAME,” “Heartland” and “Canadian Midway Company” and all similar or related names, marks and logos or any other names, marks and logos used in connection with the Business of the NAME Group (all such names, marks and logos being the “NAME Marks”) shall be owned by the NAME Group, that neither the Sellers, nor any of their Affiliates shall have any rights in the NAME Marks and that neither the Sellers, nor any of their Affiliates will contest the ownership or validity of any rights of the Buyer and the NAME Group in or to the NAME Marks. From and after the Closing, neither the Sellers, nor any of their Affiliates shall use any of the NAME Intellectual Property, except in the performance by the Sellers of their duties as officers, directors, employees or consultants of the NAME Group.
(g)    Non-Disparagement. From and after the Closing, each of the Parties hereby agrees not to defame, disparage or criticize any other Party (or their Affiliates or the Business, their business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of their business, or any of their owners in any medium) (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any Person, without limitation in time. Notwithstanding the foregoing sentence, each Party may confer in confidence with its advisors and make truthful statements as required by Law, and nothing shall prohibit a Party from enforcing its rights hereunder, and the foregoing shall not restrict the Parent and the Buyer in its capacity as an employer of the Sellers or the Sellers in their capacity as employees of Parent or its subsidiaries.
(h)    Release. Effective upon the Closing, the Sellers each hereby release any right, title, interest or claim they have with respect to the Interests and the Business, or otherwise against the NAME Group. Effective upon the Closing, the Sellers and each of their heirs, successors and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably waives, releases and discharges the Buyer (and its Affiliates) and the NAME Group and their respective directors, officers, managers and employees (collectively, the “Released Parties”), of and from any and all claims that the Seller Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date (the “Released Claims”), other than any claims arising under this Agreement, including under Section 4(t). If any Seller Releasing Party hereafter commences, joins in, or in any manner seeks relief through any Action arising out of, based upon, or relating to any Released Claim, or in any manner asserts against any Released Party any Released Claim, then the Sellers shall severally (and not jointly and severally) pay to such Released Party, in addition to all other direct or indirect Losses suffered by such Released Party as a result of such suit or claim, all attorneys’ fees incurred in defending or otherwise responding to such Action. The provisions of this Section 4(h) are (i) intended to be for the benefit of, and shall be enforceable by, each Released Party and each such Person’s heirs, successors or assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 4(h), and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Released Party may have under this Agreement, by contract or otherwise

(i)    Non-Compete. During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), each of the Sellers shall not, and shall cause its Affiliates not to, directly or indirectly, in any capacity, alone or in association or in connection with or on behalf of any other Person engage in, own any interest in, manage, operate, join, control, be employed by, participate in or be connected with, as a member, partner, director, stockholder, consultant or otherwise, permit it or its Affiliates’ name to be used in connection with, or render advice to, any business that is engaged in the Business (the “Restricted Business”). The foregoing shall not restrict the Sellers in their capacity as employees of the NAME Group on behalf of the NAME Group, but subject to their respective Employment Agreements. Notwithstanding the foregoing, each of the Sellers or their Affiliates may (i) own, directly or indirectly, solely as an investment, up to three percent (3%) of any class of “publicly traded securities” of any business that is competitive to the Business, or (ii) after cessation of employment with the NAME Group, work for a division, entity or subgroup of any of such Persons that engages in the Business so long as such division, entity or subgroup does not engage in the Business or (iii) undertake the activities specified on Section 4(i) of the Disclosure Schedule. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange.
(j)    Non-Solicitation. During the Restricted Period, without limiting Section 4(i), each of the Sellers shall not, and shall cause its Affiliates not to, directly or indirectly, in any capacity, alone or in association or in connection with or on behalf of any other Person: (i) solicit or entice, or attempt to solicit or entice, any Person which, prior to or during the Restricted Period (when Seller is an employee of the NAME Group),is a current or former or prospective (to the knowledge of such Seller) customer, client, advertising partner, advertiser, sponsor or supplier of the Business (or successors to it) for purposes of diverting their business or services from the Business (or successors to it) or otherwise with respect to products or services which are the same as or similar to or competitive with the Restricted Business, or (ii) hire or solicit any current or former employee of the NAME Group during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment. The foregoing shall not restrict the Sellers in their capacity as employees of the NAME Group on behalf of the NAME Group, but subject to their respective Employment Agreements. Notwithstanding the foregoing, for purposes of this Section 4(j), (A) the placement of general advertisements that are not specifically targeted toward employees of NAME Group shall not be deemed to be a breach of this Section 4(j) nor shall the hiring of any person who responds to such general advertisements (without any further action on the account of a Seller), other than in each case with respect to officers, managers and executives of the NAME Group, and (B) nothing in this Section 4(j) shall be deemed to prohibit the solicitation or hiring of any NAME Group employee, to the extent such solicitation or hiring does not occur until one year after the termination of such NAME Group employee’s employment with the NAME Group.
(k)    Acknowledgement. Each of the Sellers acknowledges that a breach or threatened breach of Sections 4(i) and (j) would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any such Party of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Each of the Sellers acknowledges that the restrictions contained in Sections 4(i) and (j) are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Sections 4(i) and (j) should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in Sections 4(i) and (j) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(l)    Confidentiality. From and after the Closing, the Sellers shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the NAME Group and Business; provided, however, the Sellers may disclose such information to their lawyers and other professional advisors in connection with the enforcement of the terms of this Agreement or the other Transaction Agreements. If any such Party is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the Buyer in writing (if legally permissible) and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use reasonable best efforts (at the Buyer’s sole cost and expense) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. The foregoing shall not restrict the Sellers in their capacity as employees of the NAME Group on behalf of the NAME Group, but subject to their respective Employment Agreements.
(m)    Conduct of Business Prior to the Closing. The Sellers and the Company covenant and agree that between the date hereof and the time of the Closing, the NAME Group shall conduct the Business in the ordinary course and consistent with prior practice. Without limiting the generality of the foregoing, the Sellers and the Company shall cause the NAME Group to: (i) continue their content, advertising and promotional activities, in accordance with past practice; (ii) not shorten or lengthen the payment cycles for any of their payables or receivables; (iii) use their commercially reasonable efforts to (A) preserve intact the Business and the Assets (including the maintenance of all equipment, including rides, concession stands and game stands consistent with past practice) and (B) preserve their current relationships with their partners, fairs, vendors, customers and other Persons with which they have had significant business relationships consistent with past practice; (iv) not sell, transfer, lease, license, assign, pledge, encumber or otherwise dispose of any of the Assets except the disposition of assets in the ordinary course of business and consistent with past practice of the NAME Group, except as required by law; (v) not increase the compensation payable (including wages, salaries, bonuses or any other remuneration) or to become payable to any officer or employee of the NAME Group; (vi) not enter into or renew any Material Contracts containing, or otherwise subjecting the NAME Group to, any material restrictions or any restrictions on the operation of the Business following the Closing or (vii) not make any distributions of Cash to the Sellers during the Interim Period. The Sellers and the Company covenant and agree that, between the date hereof and the time of the Closing, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, the NAME Group shall not do any of the things specified in Section 2(h). Sellers shall use commercially reasonable efforts to cause all Security Interests relating to the Interests or Assets to be released prior to the Closing, other than with respect to Permitted Encumbrances.
(n)    Fair Board Consents. During the 12 month period after the Closing, the Sellers shall use commercially reasonable efforts to assist the NAME Group, and the Buyer shall use, and shall cause the NAME Group to use, commercially reasonable efforts, in obtaining the consents under the Material Fair Board Contracts to the extent not obtained prior to the Closing.
(o)    Access to Information. From the date hereof until the Closing, upon reasonable written notice, the Sellers and the Company shall: (i) afford the officers, employees, agents, accountants, counsel, consultants and representatives of the Buyer reasonable access, during normal business hours, to the Assets and the Business and (ii) furnish to the officers, employees, agents, accountants, counsel, consultants and representatives of the Buyer such additional financial and operating data and other information regarding the Assets and the Business (or legible copies thereof) as the Buyer may from time to time reasonably request.
(p)    No Negotiation or Solicitation. The Sellers and the Company agree that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 8, none of the Sellers and the Company or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the Business or any Assets (other than in the ordinary course of business consistent with past practice) or any equity of the NAME Group or (B) to enter into any merger, consolidation, business combination, recapitalization (including a leveraged recapitalization), reorganization, joint venture or other extraordinary business transaction involving or otherwise relating to the Business or any Assets or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers and the Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Sellers and the Company shall not be in violation of this Section 4(p) upon receipt of any unsolicited proposal, offer, or inquiry if the Sellers and the Company promptly notify the Buyer of the receipt of such proposal, offer, or any inquiry or other contact with any Person with respect thereto, and indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact so long as the Sellers and the Company take no further actions in connection with such proposal, offer or inquiry.
(q)    Cooperation. The Sellers and the Company shall use reasonable efforts to provide, and shall use reasonable efforts to cause their officers, accountants, consultants, legal counsel, agents and other representatives to use commercially reasonable efforts to provide, to the Buyer during normal business hours all such reasonable assistance and cooperation as may be reasonably requested with reasonable advance written notice by the Buyer (including providing financial and other information reasonably requested) that is customary and necessary in connection with any debt or equity financing the Buyer or the Parent may seek to obtain in connection with the transactions contemplated under this Agreement, including using reasonable efforts with respect to: (i) participating in marketing efforts (including a reasonable number of lender and underwriter meetings and calls), and a reasonable number of other meetings, due diligence sessions and lenders’, underwriters’ and ratings agency presentations, including by making the officers and advisors of the NAME Group available to attend and make presentations regarding the Business and prospects of the Company and to participate in the meeting of Buyer’s prospective lenders and underwriters; (ii) providing all pertinent and customary information regarding the NAME Group, the Business and the Assets generally consistent with what has been provided to the Buyer to date that is necessary to the Buyer and its Affiliates to prepare one or more information memoranda and other materials required to complete the syndication of the debt financing, or an underwritten equity financing, including a registration statement; (iii) facilitating the pledge and perfection of liens and security and the providing of guarantees supporting any debt financing and payoff letters and collateral releases and terminations that are required for closing under any debt financing; and (iv) providing all pertinent and customary information regarding the Company reasonably requested by the lenders under applicable “know your customer” and anti-money laundering laws and regulations, including the Patriot Act. Notwithstanding the foregoing, the Parties expressly agree that the Closing shall not be conditioned on any such debt or equity financing by the Buyer or the Parent.
(r)    Affiliate Transactions. Except to the extent set forth on Schedule 4(r), on or after the Closing, if requested by the Buyer in writing, the Sellers and the Company shall cause any contract or arrangement that is disclosed in Section 2(n) of the Disclosure Schedule (or should have been disclosed thereon) to be terminated or otherwise amended to exclude the NAME Group as a party thereto, at no expense to the NAME Group.
(s)    Certain Tax Matters.
(i)    Tax Periods Ending on or Before the Closing Date. The Sellers will prepare, or cause to be prepared, and the Buyer will file, or cause to be filed, in a timely manner with all appropriate Tax authorities, all Tax Returns for each of the entities comprising the NAME Group for all taxable periods that end on or before the Closing Date that are filed after the Closing Date. The Sellers will provide the Buyer with copies of any such Tax Returns for the Buyer’s reasonable review and comment at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns.

(ii)    Tax Periods Beginning Before and Ending After the Closing Date. The Buyer will prepare, or cause to be prepared, at the Company’s expense, and file, or cause to be filed, all Tax Returns for each of the entities comprising the NAME Group for all Straddle Periods (the “Straddle Period Returns”). The Buyer will provide the Sellers with copies of any Straddle Period Returns at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns, accompanied by a statement setting forth and calculating in reasonable detail the Taxes that relate to the portion of such Tax period ending on the Closing Date. The Sellers may review each such Straddle Period Return and may provide comments thereon to the Buyer and the Buyer shall not unreasonably refuse to accept any reasonable comments of the Sellers with respect to any such Straddle Period Return, provided that such comments are received by the Buyer at least ten (10) days before the due date for such Straddle Period Return in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns, in each case taking into account any properly obtained extensions, and that such requested changes are not inconsistent with respective past practices of the NAME Group. Buyer shall file, or cause to be filed, all Straddle Period Returns in a timely manner with the appropriate Tax authorities.
(iii)    Disputes. Any disputes with respect to the preparation of any Tax Returns describes in this Section 4(s) shall be submitted to the Accountant. The Accountant will resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accountant shall be binding on the Parties. The cost of the services of the Accountant will be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountant. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountant, then such cost will be borne one-half by the Sellers and one-half by the Buyer.
(iv)    Cooperation on Tax Matters. The Buyer and the Sellers will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Section 4(s) and any Action related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers will retain all books and records with respect to Tax matters pertinent to each of the entities comprising the NAME Group relating to any Pre-Closing Tax Period until thirty (30) days after the expiration of the statute or period of limitations of such Tax period.
(v)    Transfer Taxes. The Sellers, on the one hand, and the Buyer, on the other hand, shall each bear one-half of any and all sales, use, transfer, transfer gains or similar Taxes (“Transfer Taxes”) which result from the transfer of the Interests pursuant to this Agreement. The Buyer shall prepare and file any related Tax Returns required to be filed in connection with the payment of such Transfer Taxes on a timely basis and, if required by Law, the Sellers shall join in the execution of any such Tax Returns.
(vi)    Refunds and Tax Benefits. Any Tax refunds that are received by the Buyer or the Company and any member of the NAME Group, and any amounts credited against Tax to which the Buyer or the Company and any member of the NAME Group become entitled, that relate to the Pre-Closing Tax Period shall be for the account of the Sellers, and the Buyer shall pay over to the Sellers any such refund or the amount of any such credit (net of any costs, including Taxes, of the Buyer, the Company and any member of the NAME Group attributable to such refund or credit) within 15 days after receipt or entitlement thereto.
(vii)    Canadian Tax. The Buyer, the Company and the Sellers agree that the Company will undertake to file an election not to have subsection 256(9) of the Income Tax Act (Canada) apply to the transactions contemplated by this Agreement with respect to the Canadian subsidiary of the Company.  The election will be made in the Canadian subsidiary’s return of income filed for its taxation year deemed to have ended under subsection 249(4) immediately before the acquisition of control.

(t)    Officers’ and Directors’ Indemnification.
(i)    Buyer agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each NAME Indemnified Person provided for in the organizational documents of the members of the NAME Group, as applicable or the agreements set forth in Section 4(t) of the Disclosure Schedule shall continue in full force and effect, and the organizational documents of the NAME Group shall provide substantially the same rights to indemnification or exculpation that are set forth in the organizational documents as of the date hereof, for a period of six (6) years from the Closing and, in each case, shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any NAME Indemnified Person thereunder; provided, however, that all rights to indemnification in respect of any claims asserted or made within such six-year period shall continue until the disposition of such claim; provided, further, that to the extent any member of the NAME Group is dissolved, Buyer shall ensure that the NAME Indemnified Persons of the dissolved entity are given identical rights to indemnification or exculpation from another member of the NAME Group or Parent or one of its other subsidiaries.
(ii)     Prior to the Closing, the NAME Group shall purchase on behalf of the NAME Group a D&O tail policy with respect to the operation of the Business prior to the Closing, which tail policy shall be in a form reasonably acceptable to the Buyer, and for a six (6) year period commencing on the Closing Date. The NAME Group shall be the named beneficiary of such insurance policy.
(iii)    The obligations under this Section 4(t) shall not be terminated or modified in such a manner as to adversely affect any NAME Indemnified Person to whom this Section 4(t) applies without the prior written consent of the Sellers.

(iv)    In the event any member of the NAME Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the member of the NAME Group, as the case may be, assume the obligations set forth in this Section 4(t).
(u)    Real Property. With respect to the Real Property, the NAME Group will (i) keep existing insurance policies (as the same may be renewed or extended) covering or relating to the Real Property in full force and effect up to and including the Closing; (ii) shall pay all real estate taxes, and other costs of ownership of the Owned Real Property in the ordinary course of business consistent with its existing practices; (iii) shall maintain and operate the Real Property in substantially the same manner as the Real Property is currently being maintained and operated (reasonable wear and tear excepted); and (iv) shall notify Buyer of any damage to or destruction of all or any portion of the Real Property.
(v)    Cash. The Sellers shall cause the NAME Group to provide to the Buyer daily Cash and revenue summaries in a form reasonably acceptable to Buyer from and after the date of this Agreement through and until expiration of the Interim Period. No later than September 2, 2015, the Sellers shall cause the NAME Group to provide to the Buyer a summary of the NAME Groups’ Cash balances as of the close of business on August 31, 2015. During the Interim Period, no Cash shall be used to repay any Indebtedness, and there shall be no payments (including any dividend, distribution, bonus or commission, or any payments in lieu thereof, declared, paid or made or any equity repurchase or redemption, or managers’ fees, charges or other compensation or in respect of redemption or return of equity or loan capital) made or agreed to be made by the NAME Group, or assets, rights, values or benefits transferred to or Liabilities or obligations assumed, indemnified, waived, or incurred by the NAME Group (including any such amounts provided for pursuant to any contract), in any case for the benefit of any Seller or any Affiliate or family member of any Seller or Affiliate, including the amount of any Taxes (including the employer portion of any payroll Taxes) in respect of such amounts; provided that payment of base salary and employee benefits to the Sellers in their capacity as employees of the NAME Group in the ordinary course of business and consistent with past practice shall not be prohibited. The Buyer and the Sellers shall agree prior to the Closing with respect to a minimum amount of Cash the NAME Group shall have immediately after the Closing.
Section 5.    Survival and Indemnification.
(a)    Survival. All representations and warranties contained in this Agreement or in any certificate delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Parties, and shall survive the Closing for a period ending eighteen (18) months from the Closing Date; provided, however, that (i) the representations and warranties in Section 2(a) (Organization, Capitalization, Subsidiaries) and Section 2(b) (Authorization of Transaction) shall survive indefinitely; (ii) the representations and warranties in Section 2(d) (Brokers’ Fees),

Section 2(k) (Tax Matters), Section 3(a) (Organization), Section 3(b) (Authorization of Transaction), Section 3(d) (The Parent; Validity of the Parent Shares), and Section 3(g) (Brokers’ Fees) shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations; (iii) the representations and warranties in Section 2(l) (Environment, Health, and Safety) and Section 2(r) (Employee Benefits) shall survive the Closing and remain in full force and effect until the third anniversary of the Closing Date (Section 5(a)(i)-(iii), collectively, the “Fundamental Representations”); and (iv) the limitations as contained in this Section 5(a) shall not apply to any act of fraud by the Company, the Sellers and/or the NAME Group in connection with the Business (notwithstanding anything herein to the contrary). The Pre-Closing Covenants shall not survive the Closing and shall terminate at the Closing and all other covenants shall survive the Closing and remain in full force and effect until they terminate in accordance with their respective terms.
(b)    Indemnification.
(vi)    Indemnification by the Sellers. The Sellers shall severally (based upon their respective Pro Rata Portion), and not jointly and severally, indemnify and hold harmless, the Buyer, its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) for any and all Losses resulting from, arising out of, relating to or caused by (A) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in Section 2 of this Agreement or in any certificate delivered pursuant to Section 6(b)(vii) hereof by the Sellers, (B) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers following the Closing pursuant to this Agreement, (C) Indemnified Taxes, and (D) the operation of the Business prior to the Closing Date (which, for the avoidance of doubt, shall include: (1) any matter disclosed (or which should have been disclosed) on Section 2(u) of the Disclosure Schedule; (2) the employment status (including the mischaracterization thereof) of any employee (fulltime, temporary, seasonal or otherwise) of the NAME Group and any violations of U.S. Department of Labor regulations with respect to employment of foreign nationals and/or violations of the Immigration & Nationality Act and the Immigration Reform and Control Act of 1986; (3) the conduct of any employee (fulltime, temporary, seasonal or otherwise) or consultant of the NAME Group prior to the Closing; (4) any death or injury related to the Business (whether an employee, patron, customer, contractor, vendor or otherwise) occurring prior to the Closing or occurring after the Closing but caused by any incident, circumstance, condition, defect or event occurring prior to the Closing; (5) any Environmental Condition; (6) any Liability with respect to any capital expenditures under any fair or event contract which was required to have been paid or performed prior to the Closing; (7) any Security Interests relating to the Interests or the Assets to the extent not released prior to the Closing; and (8) any “change in control” payment or similar payment arising as a result of the transactions contemplated hereby or insurance reserves, in each case if not taken into account in the determination of Indebtedness as of the Closing, but shall not include Losses arising from matters expressly set forth on Section 5(b)(i)(D) of the Disclosure Schedules (without reference to any other section of the Disclosure

Schedules absent a specific cross reference and explanation as to what the disclosure relates to)).
(vii)    Indemnification by the Buyer. The Buyer agrees to indemnify the Sellers, their Affiliates, and each of their respective officers, directors, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”), for any and all Losses resulting from, arising out of, relating to or caused by (A) any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement or in any certificate delivered pursuant Section 6(c)(iv) hereof by the Buyer, and (B) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer following the Closing pursuant to this Agreement.
(viii)    All claims under this Section 5 must be made in writing on or before the applicable Indemnification Cut-Off Date (if applicable to such claim). In the event a claim has been properly made on or prior to the applicable Indemnification Cut-Off Date (if applicable to such claim) and such claim is unresolved as of the applicable Indemnification Cut-Off Date (if applicable to such claim), then the right to indemnification with respect to such claim shall remain in effect until such matter shall have been finally determined. Each claim for indemnity under this Section 5 shall state in reasonable detail all of the information then available regarding the amount and nature of such claim, the basis on which such claim is made, including the Sections of this Agreement alleged to have been breached, and shall include copies of all correspondence received from any third party in connection with any such claim.
(ix)    If an indemnified party shall receive notice of any Action (each, a “Third Party Claim”) against it which may give rise to a claim for a Loss under this Section 5, within thirty (30) days of the receipt of such notice, the indemnified party shall give the indemnifying party written notice of such Third Party Claim in accordance with Section 5(b)(iii) above; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Section 5 except to the extent that the indemnifying party is materially prejudiced by such failure. If the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Losses that may result from such Third Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the indemnified party within thirty (30) days of the receipt of notice from the indemnified party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate under applicable ethical rules for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel in each jurisdiction for which the indemnified party reasonably determines counsel is required, and the reasonable fees and expenses of such counsel shall be included as a Loss. In the event that the indemnifying party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party’s expense, all witnesses, pertinent records, materials and information in the indemnified party’s possession or under the indemnified party’s control relating thereto as is reasonably required by the indemnifying party. Similarly, in the event the indemnified party is, directly or indirectly, conducting the defense against any such Third Party Claim, the indemnifying party shall cooperate with the indemnified party in such defense and make available to the indemnified party, at the indemnifying party’s expense, all such witnesses, records, materials and information in the indemnifying party’s possession or under the indemnifying party’s control relating thereto as is reasonably required by the indemnified party. No such Third Party Claim may be settled by the indemnifying party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party does not undertake the defense of such Third Party Claim or diligently pursue its defense, then the indemnified party shall have the right to undertake the defense or settlement thereof. If the indemnified party directing the defense of any such Third Party Claim proposes to settle such claim or proceeding, then the indemnified party shall give the indemnifying party prompt written notice thereof, and the indemnifying party shall have the right to participate in the settlement of such claim or proceeding at its own cost and expense. In the event the indemnified party undertakes the defense of a Third Party Claim, the adjudication or settlement of such claim shall not be determinative of whether the indemnified party is entitled to indemnity under this Section 5.
(c)    Payment of Indemnification Claims. Until such time as the Escrow Account has been fully exhausted or released, all claims by a Buyer Indemnified Party shall first be paid out of the Escrow Account. In addition to any other means of recovery available to the Buyer, including the Escrow Account, the Buyer’s claims for indemnification may be settled, at the Buyer’s option, by setting off the amount of money required to settle such indemnification claims against payments under this Agreement otherwise owed to the Sellers. All indemnification payments under this Section 5 shall be deemed adjustments to the Purchase Price. All indemnification payments hereunder shall be due and payable within ten (10) days of the date such claim is settled or such claim is adjudicated by a court of competent jurisdiction and is no longer subject to appeal. Any payments required to be made by any indemnifying party pursuant to Section 5 shall bear interest from the required payment date through the date of payment at the rate of interest publicly announced by Citi in New York, NY from time to time as its prime rate from the required payment date to the date of payment plus 2%.
(d)    Limitations. An indemnifying party shall not be liable for any claim for indemnification pursuant to Section 5(b)(i)(A) and Section 5(b)(ii)(A) until the Buyer Indemnified Party or the Seller Indemnified Party, as applicable, has suffered aggregate Losses in excess of an amount equal to $250,000, after which point an indemnifying party will be obligated to indemnify the Buyer Indemnified Party or the Seller Indemnified Party, as applicable, from and against all Losses from dollar one; provided, that the foregoing limitations shall not apply in respect of any Losses relating to inaccuracies or breaches of the Fundamental Representations. An indemnifying party shall not be liable for any claim for indemnification pursuant to Section 5(b)(i)(A) and Section 5(b)(ii)(A) in excess of the Cap, other than with respect to the Fundamental Representations in which case an indemnifying party shall not be liable for any claim for indemnification pursuant to Section 5(b)(i)(A) and Section 5(b)(ii)(A) in excess of the Purchase Price. All claims under Section

5(b)(i)(B)-(D) shall be capped at the Purchase Price. Notwithstanding the foregoing, none of the limitations set forth in this Agreement shall apply to Losses arising from fraud by the Company, the Sellers and/or the NAME Group in connection with the transactions contemplated by this Agreement.
(e)    Other Indemnification Matters.
(i)    For purposes of determining whether there has been any misrepresentation or a breach of a representation or warranty, and the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects” or any similar term or phrase shall be disregarded, it being the understanding of the parties hereto that for purposes of determining liability under this Section 5, the representations and warranties of the parties hereto contained in this Agreement shall be read as if such terms and phrases were not included in them.
(ii)    The Buyer Indemnified Parties shall take commercially reasonable steps to mitigate Losses for which indemnification may be claimed by them pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses. In order to avoid double counting, no Buyer Indemnified Party shall be entitled to indemnification hereunder for any Loss (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such Loss is included as a Current Liability in the calculation of the Final Cash Purchase Price in accordance with Section 1(f). Any liability for indemnification under this Section 5 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
(iii)    The amount of any Loss subject to indemnification under Section 5(b) shall be calculated net of (A) any insurance proceeds received by any Buyer Indemnified Party on account of such Loss, net of the cost of recovery under the applicable insurance policy and net of any premium increase attributable to such claim, and (B) any indemnification payments received by any Buyer Indemnified Party from a third party on account of any such Loss. The Buyer Indemnified Party shall use commercially reasonable efforts to recover under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder and shall submit all claims underlying any demand for indemnity under this Section 5 to the applicable insurance carrier under each policy listed on Schedule 2(t), to the extent such claim may be made under such policy and to the extent requested to do so by the Sellers. In any case where a Buyer Indemnified Party recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Buyer Indemnified Party was indemnified pursuant to Section 5(b) (net of collection fees and expenses, and other related costs), such Buyer Indemnified Party shall promptly pay to the Person or Persons that actually made such indemnification payment the amount so recovered (net of collection fees and expenses, and other related costs), and subject to off-set in the event of any other amounts that may then be owed to any Buyer Indemnified Party by Sellers under this Agreement.
(f)    Remedies Exclusive.
(iv)    Except as set forth in Section 8, Buyer hereby acknowledges and agrees that prior to the Closing, Buyer shall have no right or remedy to take any action in respect of, and the Sellers and NAME Group shall have no liability to Buyer in respect of, any breach by the Sellers or NAME Group of any representations or warranties contained herein except with respect to equitable remedies as expressly set forth in Section 10(o), or with respect to fraud by the Company, the Sellers and/or the NAME Group in connection with the Business.
(v)    From and after the Closing, the rights of the Parties to bring claims for indemnification or otherwise under or relating to this Agreement and/or the transactions contemplated hereby, except as contemplated under Section 1(f), Section 4(s) and Section 4(t) or with respect to equitable remedies as expressly set forth in Section 10(o), or with respect to fraud by the Company, the Sellers and/or the NAME Group in connection with the Business, shall be strictly limited to those contained in this Section 5, which shall be the sole and exclusive remedies of the Parties subsequent to the Closing with respect to any matter in any way relating to this Agreement or its subject matter or arising in connection herewith. To the maximum extent permitted by Law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws, at common law, in equity or otherwise. Except as provided in this Section 5, no claim, action or remedy shall be brought or maintained by any Party (or any Buyer Indemnified Party or Seller Indemnified Party) against any Party hereto or any of any such Person’s respective managers, officers, employees, Affiliates, members, agents, representatives, successors, or assigns or other Persons, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties, covenants or agreements of any of the Parties contained in this Agreement or otherwise except with respect to fraud claims.
(vi)    Anything herein to the contrary notwithstanding, no breach of any provision of this Agreement shall give rise to any right on the part of Buyer or a Buyer Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
Section 6.    Conditions to the Closing.
(a)    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(x)    No government or governmental agency shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(iv)    The representations and warranties of the Sellers contained in Section 2 of this Agreement (after giving effect to matters disclosed on the Disclosure Schedules) shall be true and correct in all respects (without regard to materiality or similar qualifiers) as of the Closing Date with the same effect as though made at and as of such date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies that have not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(v)    The Sellers and the Company shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Sellers and the Company prior to or at the Closing.
(vi)    No Action shall have been commenced against the Buyer or the Company, wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent the Closing. No injunction or restraining order shall have been issued by any government or governmental agency, and be in effect, which makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibits any transaction contemplated hereby.
(vii)    The receipt of all approvals, consents and waivers that are listed on Section 6(b)(iv) of the Disclosure Schedule.
(viii)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(ix)    All Security Interests relating to the Interests (other than those set forth on Section 6(b)(vi) of the Disclosure Schedule), and all Security Interests set forth on Section 6(b)(vi) of the Disclosure Schedule relating to the Assets, shall have been released in full and the Sellers shall have delivered to the Buyer written evidence, in form satisfactory to the Buyer in its sole discretion, including UCC financing termination statements, of the release of such Security Interests.
(x)    The Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company and by each Seller, certifying that each of the conditions set forth in Sections 6(b)(i) and 6(b)(ii) have been satisfied and the names and signatures of the officers of such Company authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder (the “Seller Closing Certificates”).

(xi)    The Buyer shall have received from each Seller certificates pursuant to Treasury Regulation Section 1.1445-2(b) (the “FIRPTA Certificates”) certifying that such Seller is not a foreign person within the meaning of Section 1445 of the Code.
(xii)     The Company shall have delivered to the Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, attaching and certifying (1) the organizational documents of each of the entities comprising the NAME Group, (2) the authorizing resolutions of the Company, and (3) the incumbency and signatures of the Persons signing this Agreement on behalf of the Company.
(xiii)    The Sellers shall have delivered to the Buyer each of the documents contemplated by Section 7(a) and such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(xiv)    The Employment Agreements shall become effective.
(xv)    The Sellers shall have delivered to the Buyer pay-off letters for any Indebtedness of the NAME Group set forth on Section 6(b)(xii) of the Disclosure Schedule.
(c)    Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at or prior to the Closing, of each of the following conditions:
(vii)    The representations and warranties of the Buyer and the Parent contained in Section 3 of this Agreement (after giving effect to matters disclosed on the Disclosure Schedules) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies that have not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(viii)    The Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other transaction documents to be performed or complied with by it prior to or on the Closing Date.
(ix)    No injunction or restraining order shall have been issued by any government or governmental agency, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(x)    The Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Buyer, certifying that each of the conditions set forth in Sections 6(c)(i) and 6(c)(ii) have been satisfied and the names and signatures of the officers of the Buyer authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder (the “Buyer Closing Certificate”).
(xi)    The Buyer shall have delivered to the Sellers each of the items contemplated by Section 7(b).
Section 7.    Closing Deliverables.
(a)    Deliveries by the Sellers. At the Closing, the Sellers will execute and deliver or cause to be executed and delivered to the Buyer:
(xvi)    a receipt for (A) the Estimated Cash Purchase Price less the Escrow Amount and (B) the Parent Shares to be delivered at Closing;
(xvii)    the Seller Closing Certificates;
(xviii)    the FIRPTA Certificates;
(xix)    copies of resolutions of the Company, certified by an officer of the Company as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the performance of the obligations of the Company under this Agreement;
(xx)    certificate of good standing (or the equivalent) for each entity listed on Exhibit A issued by the Secretary of State (or equivalent officer) of the state, country or province of its formation dated no more than five (5) Business Days prior to the Closing Date;
(xxi)    duly executed counterpart to the Escrow Agreement by the Sellers;
(xxii)    equity certificates evidencing the Interests duly endorsed for transfer to the Buyer or accompanied by interest powers duly endorsed for transfer to the Buyer, with all required equity transfer tax stamps affixed, if required;
(xxiii)    the Election Forms; and
(xxiv)    all consents set forth on Schedule 6(b)(iv);
(b)    Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Sellers (or the Escrow Agent as applicable) simultaneously with the delivery of the items referred to in Section 7(a) above:
(xii)    the Estimated Cash Purchase Price less the Escrow Amount, payable as provided in Section 1(b);
(xiii)    a counterpart of the Escrow Agreement duly executed by the Buyer and the Escrow Agent;

(xiv)    to the Escrow Agent, the Escrow Amount to be held in the Escrow Account pursuant to the Escrow Agreement;
(xv)    evidence from the transfer agent of the Parent, American Stock Transfer & Trust Company, LLC, of the registration of the number of Parent Shares determined in accordance with Section 1(c)(ii) in the name of the Sellers;
(xvi)    the Buyer Closing Certificates;
(xvii)    copies of resolutions of the Buyer, certified by an officer of the Buyer as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the performance of the obligations of the Buyer under this Agreement; and
(xviii)    certificate of good standing (or the equivalent) of the Buyer and the Parent issued by the Secretary of State (or equivalent officer) of the state of formation dated no more than five (5) Business Days prior to the Closing Date.
Section 8.    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Buyer and the Sellers; or
(b)    by the Sellers, on the one hand, or the Buyer, on the other hand, by written notice to the other: (i) if any governmental authority shall have issued an injunction or taken any other action (which injunction or other action the Parties hereto shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and such injunction or other action shall have become final and non-appealable; or (ii) in the event the Closing shall not have occurred on or before the End Date (which written notice may be delivered at any time after the End Date); provided, however, that the right to terminate this Agreement under this Section 8(b)(ii) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the End Date; or
(c)    by Buyer upon written notice to the Sellers, if at any time any of the Sellers and/or the NAME Group has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 6(b) cannot be satisfied, and such breach (i) has not been cured within ten (10) days after Buyer’s notice to the Sellers of such breach or (ii) if a cure will take longer than ten (10) days, if the cure process has not been commenced and is not being diligently pursued within ten (10) days after such notice.
In the event of termination of this Agreement as provided in this Section 8, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except (a) as set forth in Section 4(c) (Publicity), Section 4(m) (Confidentiality), Section 5(f) (Remedies Exclusive), this Section 8 and Section 10, which such provisions shall survive any such termination, and (b) that nothing herein shall relieve any Party to this Agreement from liability or damages arising out of any material breach by such Party of any of its Pre-Closing Covenants contained in this Agreement. Notwithstanding the foregoing, (i) in the event the Sellers validly deliver a written notice to the Buyer pursuant to Section 8(b)(ii) (and at such time all of the conditions precedent to the Buyer’s obligations, including as set forth in Section 6(b), have been satisfied in full, other than those which can only be satisfied at the Closing), the Sellers and Buyer shall execute and deliver on the date of such written notice (or the next Business Day) a joint written instruction directing the Escrow Agent to release the Deposit Escrow to the Sellers in accordance with, and subject to, the terms of the Escrow Agreement (under all other circumstances, in the event that this Agreement is terminated, the Escrow Agent shall release the Deposit Escrow to the Buyer and the Sellers and Buyer shall execute and deliver on the date of such termination (or the next Business Day) a joint written instruction directing the Escrow Agent to release the Deposit Escrow to the Buyer in accordance with, and subject to, the terms of the Escrow Agreement).
Section 9.    Definitions.
“Accountant” has the meaning set forth in Section 1(f)(ii).
“Accounts Receivable” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers, fairs and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, written notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” means, with respect to any Person, (a) any other Person that controls, is controlled by, or is under common control with such Person, (b) any other Person of which it owns at least 10% (or which owns at least 10% of it), (c) any officer, director or equityholder of a Person described in (a) or (b), and (d) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) or (c) or anyone sharing a home with such Person or any of the Persons referred to in clauses (a) and (c). For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the recitals.
“Allocation Schedule” has the meaning set forth in Section 1(e)(ii).
“Assets” means the assets and properties of the NAME Group.
“Benefit Plan” has the meaning set forth in Section 2(r).

“Business” means the operation of midway services and other festival, carnival or similar event services, and the operation of festivals, carnivals and/or similar events.
“Business Day” means any day that is not: a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, or any employee holiday of the Parent, or any of the following days: August 31, 2015, September 1, 2015, September 2, 2015, September 3, 2015, September 4, 2015, November 27, 2015 and December 25, 2015.
“Buyer” has the meaning set forth in the recitals.
“Buyer Closing Certificates” has the meaning set forth in Section 6(c)(iv).
“Buyer Indemnified Parties” has the meaning set forth in Section 5(b)(i).
“Cap” means $7,500,000.
“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP, applied in a manner consistent with the Financial Statements (so long as prepared in accordance with GAAP).
“Cash Purchase Price” means $70,000,000.
“Citi” means Citibank, N.A. or any successor thereto.
“Closing” has the meaning set forth in Section 1(d).
“Closing Date” means the date upon which the Closing occurs.
“Closing Date Payments” means the Estimated Cash Purchase Price which includes the payment of the Indebtedness set forth on Section 1(c)(iii) of the Disclosure Schedule, plus expenses and all other amounts required to be paid under this Agreement and the other Transaction Agreements.
“Closing Statement” has the meaning set forth in Section 1(f)(ii).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning set forth in the recitals.
“Computer Software” means all computer programs and Internet software and mobile software applications and related source codes and object codes, including, but not limited to, all current, prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto (to the extent any of the aforementioned exist) regardless of such product’s stage of development, as well as all documentation and listings related thereto.
“Continuing Employee” has the meaning set forth in Section 4(d).

“Current Assets” means, for a specified period, on a consolidated basis, the sum of the current Assets, including, Cash, accounts receivable, Inventory and prepaid expenses, in each case determined in accordance with GAAP, applied in a manner consistent with the Financial Statements (so long as prepared in accordance with GAAP), but excluding the long-term portion of prepaid expenses.
“Current Liabilities” means, for a specified period, on a consolidated basis, the sum of the NAME Group’s current liabilities, including accrued liabilities and accrued bonuses and paid-time-off, in each case determined in accordance with GAAP, applied in a manner consistent with the Financial Statements (so long as prepared in accordance with GAAP), but excluding any Indebtedness, all deferred Taxes and the insurance reserve.
“Databases” means databases and data collections in all forms, versions and media, including the database management software and all data, and/or data access through subscriptions, together with prior and proposed updates, modifications and enhancements thereto (to the extent any of the aforementioned exist) regardless of such product’s stage of development, as well as all documentation and listings related thereto.
“Deposit Escrow” has the meaning set forth in Section 1(a).
“Disclosure Schedule” means the disclosure schedule delivered by the Company and the Sellers to the Buyer on the date hereof.
“DH” has the meaning set forth in the recitals.
“DOL” has the meaning set forth in Section 2(q)(ii).
“Draft Closing Statement” has the meaning set forth in Section 1(f)(i).
“EBITDA” means, with respect to Hollywood, the net income of Hollywood before the deduction of interest, income Taxes, depreciation and amortization, determined in accordance with GAAP, using the accounting principles, policies, practices, methodologies, applications and judgments used in the preparation of the Financial Statements of Hollywood for the year ended June 30, 2015.
“Effective Time” has the meaning set forth in Section 1(d).
“Election Forms” has the meaning set forth in Section 1(e)(i).
“Election Payment” has the meaning set forth in Section 1(e)(iii).
“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement, (c) qualified defined benefit retirement plan or arrangement, (d) any employee welfare benefit plan, or (e) any bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

“End Date” means November 1, 2015, or such other date as the Sellers and the Buyer mutually agree to in writing.
“Environmental Claim” means any written claim, action, complaint, cause of action, citation, order, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, diminution in value, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Materials at any location, (b) any Environmental Condition, or (c) any other circumstance forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media, including a condition resulting from any Release or threatened Release of Hazardous Materials, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws or otherwise, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for claims against, demands of and/or Liabilities of any of the NAME Group or the Buyer. “Environmental Condition” shall include those conditions identified or discovered before or after the date hereof but only to the extent resulting from any activity, inactivity or operations on or before the Closing Date.
“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.
“Environmental Lien” shall mean any lien in favor of any governmental authority in connection with any liability under any Environmental Laws, or damage arising from, or costs incurred by, such governmental authority in response to a Release or threatened Release.
“Environmental Permits” means Permits, licenses, registrations and other authorizations issued by any governmental authority that are required under Environmental Laws for the any of the NAME Group to conduct the Business and its related operations.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 2(r).
“Escrow Account” has the meaning set forth in Section 1(b)(i).

“Escrow Agent” means Citi, as escrow agent, or any successor as appointed in accordance with the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement among the Buyer, the Sellers and the Escrow Agent substantially in the form of Exhibit C.
“Escrow Amount” means $3,000,000 in cash.
“Escrow Period” means the period ending 5:00 PM EST on the third (3rd) anniversary of the Closing Date.
“Estimated Cash Purchase Price” has the meaning set forth in Section 1(c)(i).
“Estimated Closing Statement” has the meaning set forth in Section 1(c)(i).
“Fair Board Adjustment” shall mean, with respect to each Material Fair Board Contract, to the extent that on or prior to the Closing Date the Company or Sellers have not delivered the consent of the third party thereto to the transfer of the Interests to Buyer under this Agreement, the amount set forth next to such Material Fair Board Contract in Section 2(p) of the Disclosure Schedules under the heading “Fair Board Adjustment”.
“Final Cash Purchase Price” has the meaning set forth in Section 1(c)(ii).
“Financial Statements” has the meaning set forth in Section 2(g).
“FIRPTA Certificates” has the meaning set forth in Section 6(b)(viii).
“Fundamental Representations” has the meaning set forth in Section 5(a).
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“General Enforceability Exceptions” has the meaning set forth in Section 2(b).
“Hazardous Materials” means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum, petroleum-containing product or other substance listed, regulated, or subject to standards of liability under any applicable Environmental Law.
“Hollywood” means Hollywood Attractions, LLC, a Mississippi limited liability company.
“ICE” has the meaning set forth in Section 2(q)(ii).
“Indebtedness” means, with respect to the NAME Group: (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) insurance reserves; (i) any “change in control” payments or similar payments arising out of the consummation of the transactions contemplated hereby; (j) accrued interest on any such indebtedness; (k) all indebtedness of others referred to in clauses (a) through (j) above guaranteed directly or indirectly in any manner by such Person; and (l) all indebtedness referred to in clauses (a) through (k) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any security interest on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; provided that for purposes of Section 1, “Indebtedness” shall not include any Current Liability taken into account in the determination of the Working Capital.
“Indemnification Cut-Off Date” means (a) with respect to all claims under Sections 5(b)(i)(A) and 5(b)(ii)(A), other than for breaches of Fundamental Representations, the eighteen (18) month anniversary of the Closing Date, (b) with respect to claims for breaches of the Fundamental Representations set forth in Section 5(a)(ii), the expiration of the applicable statute of limitations (c) with respect to claims for breaches of the Fundamental Representations set forth in Section 5(a)(iii), the third anniversary of the Closing Date, (d) with respect to all claims under Sections 5(b)(i)(B) and 5(b)(ii)(B), the first anniversary of the last day that such covenant, agreement or obligation is required to be performed under this Agreement and (d) with respect to all claims under Section 5(b)(i)(D), the fifth anniversary of the Closing Date.
“Indemnified Taxes” means (a) all Taxes imposed on or incurred by each of the entities comprising the NAME Group and each Partially Owned Person with respect to any Pre-Closing Tax Period (including, for any Straddle Period, all Taxes of each of the entities comprising the NAME Group and each Partially Owned Person that relate to the portion of such Straddle Period ending on the Closing Date), (b) all Taxes imposed on or incurred by any of the entities comprising the NAME Group and each Partially Owned Person caused by or resulting from the sale of the Interests hereunder (except for Buyer’s portion of Transfer Taxes), (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the entities comprising the NAME Group and each Partially Owned Person is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), and (d) all Taxes of any Person (other than any member of the NAME Group) imposed on any of the entities comprising the NAME Group or each Partially Owned Person as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring prior to the Closing Date, in each case except to the extent such Taxes (i) are reflected as a liability in the calculation of Working Capital pursuant to Section 1(f) or (ii) result from or are attributable to the Section 338(h)(10) Election. For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the

Pre-Closing Tax Period will (i) in the case of any Taxes other than income Taxes or Taxes based upon or related to receipts or payroll, be deemed to equal the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (j) in the case of any income Taxes or Taxes based upon or related to receipts or payroll, be deemed to equal the amount that would be payable if the relevant taxable period ended on the Closing Date.
“Intellectual Property” means all U.S. and foreign intellectual property and proprietary rights, including, without limitation: (a) patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations thereof; (b) inventions and discoveries (whether or not patentable and whether or not reduced to practice); (c) trademarks, service marks, logos, trade names, business names, company names, DBAs, fictitious names, trade dress rights, slogans, and other identifiers of source (in each case, whether or not registered), and all goodwill associated with any of the foregoing; (d) Internet websites (including their contents, layout designs, look and feel, user interfaces, HTML code, and associated data files and user information records), Internet domain name registrations, uniform resource locators (URLs), and social media pages, accounts, usernames and profile names; (e) original works of authorship fixed in any medium of expression (whether or not published), copyrights (whether or not registered), and moral rights; (f) trade secrets and confidential information (including, without limitation, ideas, concepts, processes, methods, techniques, systems, formulae, know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, customer lists, supplier lists, vendor lists and related information); (g) Computer Software and Databases, in both source code and object code forms; (h) registrations and applications for registration for any of the items described in (a) through (g) above, and renewals and extensions thereof; (i) the rights to sue, make claims, and recover damages for, and to settle and release, any past, present or future infringement or misappropriation of any of the items described in (a) through (g) above; and (j) all copies and tangible embodiments or descriptions of any of the items described in (a) through (g) above (in whatever form or medium).
“Interests” has the meaning set forth in the recitals.
“Interim Period” means the period on or after September 1, 2015 and on or before September 15, 2015.
“Inventory” means inventory, rides, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.
“knowledge of the Sellers or the Company” or words of similar import, means the actual knowledge after due inquiry of the Sellers and of Dan Wagner and Alyssa Rogers.
“JB” has the meaning set forth in the recitals.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any governmental entity, in each domestic and foreign, including the United States and Canada.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company (other than the Owned Real Property).
“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.
“Liability” means any liability or` obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include indirect, special, exemplary or punitive damages, loss of profits, multiples of damages or diminution in value, except to the extent actually awarded to a governmental authority or other third party.
“Material Adverse Effect” means any event, circumstance, development, change or effect that is, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (i) materially adverse to the financial condition or results of operations of the NAME Group, taken as a whole or (ii) that would prevent the Company and Sellers from consummating the transactions contemplated by this Agreement on or before the End Date, in each case other than any event, circumstance, development, change or effect resulting from any of the following: (A) the announcement of the execution of this Agreement, or the pendency of consummation of the transactions contemplated hereby, (B) changes in economic or political conditions or the securities, credit or financial markets, (C) changes or developments in the industries in which the NAME Group operates, including changes (including proposed or pending changes) in Laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any governmental authority across such industries, (D) any acts of terrorism, war or other conflict, or (E) changes (including proposed or pending changes) in GAAP or the interpretation thereof, except, in the case of the foregoing clauses (B), (C), (D) or (E), to the extent such events, circumstances, developments, changes or effects referred to therein has had or would be reasonably likely to have a materially disproportionate impact on the NAME Group, taken as a whole, relative to other Persons operating in the industry sector or sectors in which the NAME Group operates in the ordinary course of business.
“Material Contract” has the meaning set forth in Section 2(p).
“Material Fair Board Contract” has the meaning set forth in Section 2(p).

“Most Recent Balance Sheet” means the most recent balance sheet contained within the Financial Statements.
“Most Recent Fiscal Month End” has the meaning set forth in Section 2(g).
“Multiemployer Plan” has the meaning set forth in Section 2(r).
“NAME” has the meaning set forth in the recitals.
“NAME CA” means North American Midway Entertainment - Canada Midway Holdings, Inc., a Delaware corporation.
“NAME CA Sub” means North American Midway Entertainment - Canada Company, a Nova Scotia unlimited liability company.
“NAME Group” has the meaning set forth in the recitals.
“NAME Group Registered Intellectual Property” has the meaning set forth in Section 2(m)(i).
“NAME Indemnified Person” means a Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a manager, officer, member, employee, fiduciary or agent of any member of the NAME Group.
“NAME Intellectual Property” means all Intellectual Property owned or used or held for use by the NAME Group in connection with the Business.
“NAME Marks” has the meaning set forth in Section 4(f).
“Owned Real Property” means all fee estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the NAME Group (other than the Leased Real Property).
“Parent” has the meaning set forth in the recitals.
“Parent Shares” means Class A Common Stock, $.01 par value per share, of the Parent.
“Partially Owned Person” means any corporation, limited liability company or other Person with respect to which the Company directly or indirectly owns less than all of the outstanding equity interests of such Person, including Hollywood.
“Parties” or “Party” has the meaning set forth in the recitals.
“Permit” means all permits, registrations, licenses, variances, exemptions, orders and approvals of all governments or governmental agencies that are necessary for the operation of the Business.

“Permitted Encumbrances” means the following Security Interests in each case with respect to the NAME Group: (i) Security Interests for Taxes, special assessment or other governmental charges at the time not delinquent or thereafter payable without penalty or the subject of a good faith contest and in respect of which there are adequate reserves in the Financial Statements to the extent required by GAAP; (ii) Security Interests set forth on Section 9 of the Disclosure Schedule; (iii) Security Interests arising in the ordinary course of business in favor of carriers, warehousemen, repairer, mechanics, materialmen and other similar Security Interests that are not yet delinquent or are being contested in good faith; (iv) Security Interests arising in the ordinary course of business in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Security Interests arising under ERISA) that do not limit in any material respect the ordinary conduct of the Business as presently conducted; (v) Security Interests on real or personal property (including without limitation Security Interests of record, easements, rights of way, restrictions, minor defects, imperfections or irregularities in title) that: (x) do not limit in any material respect the NAME Group’s present use or occupancy of such real or personal property as of the date hereof, and (y) do not materially detract from the value of such real or personal property; (vi) any interest or title of a licensor, lessor or sublessor under any Lease or lease related to a leased personal property and any precautionary uniform commercial code financing statements filed under any such leases; (vii) exclusive and non-exclusive licenses granted in the ordinary course of business; (viii) Security Interests securing the secured credit facilities (but solely to the extent such Security Interests are terminated and released at Closing pursuant to payoff letters); (ix) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property; (x) Security Interests imposed under applicable Law, including federal or state securities Laws; (xi) pledges and deposits to secure the performance of leases and other obligations of a similar nature, in each case, in the ordinary course of business; (xii) all liens, claims, encumbrances, rights-of-way, easements, restrictions, limitations, covenants and other matters of record except any matters of record that can be satisfied by the payment of money; and (xiii) all matters that would be disclosed by an accurate survey or physical inspection of the Real Property.
“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
“Pre-Closing Covenant” means any covenant of any Party hereto that is contained in this Agreement and that is required to be performed on or prior to the Closing Date.
“Pre-Closing Tax Period” means with respect to each of the entities comprising the NAME Group and each Partially Owned Person, any taxable period that ends on or before the Closing Date, and that portion of any Straddle Period ending on (and including) the Closing Date.
“Profession” has the meaning set forth in Section 2(s).
“Professional License” has the meaning set forth in Section 2(s).
“Pro Rata Portion” means, with respect to each Seller, such Seller's percentage of membership interests of the Company, as set forth on Exhibit D attached hereto.

“Purchase Price” has the meaning set forth in Section 1(b).
“Real Property” means the Owned Real Property and the Leased Real Property.
“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the surface waters, groundwaters, soil, subsurface strata and ambient air.
“Released Claims” has the meaning set forth in Section 4(h).
“Released Parties” has the meaning set forth in Section 4(h).
“Restricted Business” has the meaning set forth in Section 4(i).
“Restricted Period” has the meaning set forth in Section 4(i).
“Section 338(h)(10) Election” has the meaning set forth in Section 1(e)(i).
“Section 338(h)(10) Notice” has the meaning set forth in Section 1(e)(i).
“Securities Act” has the meaning set forth in Section 2(ee).
“Security Interest” means any lien, encumbrance, mortgage, pledge, charge, security interest or other restriction of any type.
“Seller” or “Sellers” has the meaning set forth in the recitals.
“Seller Closing Certificates” has the meaning set forth in Section 6(b)(viii).
“Seller Indemnified Parties” has the meaning set forth in Section 5(b)(ii).
“Seller Releasing Parties” has the meaning set forth in Section 4(h).
“Straddle Period” means a taxable period that begins prior to and ends after the Closing Date.
“Straddle Period Returns” has the meaning set forth in Section 4(s)(ii).
“Subsidiary” means any corporation, limited liability company or other Person with respect to which a specified Person (or a Subsidiary thereof) directly or indirectly owns a majority of the equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, and shall include Hollywood.
“Systems” has the meaning set forth in Section 2(x).
“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat or unclaimed property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 5(b)(iv).
“Transaction Agreements” means this Agreement and the Escrow Agreement.
“Transfer Taxes” has the meaning set forth in Section 4(s)(iv).
“USCIS” has the meaning set forth in Section 2(q)(ii).
“Working Capital” means, as of the Effective Time, Current Assets less Current Liabilities.
“Working Capital Deficit” means the amount by which the Working Capital is less than Working Capital Target, if any.
“Working Capital Surplus” means the amount by which the Working Capital is greater than Working Capital Target, if any.
“Working Capital Target” means $0.00.
Section 10.    Miscellaneous.
(a)    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other than as provided in Section 4(j) and Section 5(b)(I) with respect to the Persons entitled to indemnification pursuant thereto.
(b)    Entire Agreement. This Agreement (including the Disclosure Schedules and the other documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements, or representations by or between the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.
(c)    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to a lender providing financing to the Buyer and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(d)    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(e)    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(f)    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally, by electronic mail or facsimile to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (c) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company: Heartland Group LLC PO Box 429 Farmland, IN 47340 Attention: Danny Huston Fax: 765-468-6579 Email: dhuston@namidway.com	With a copy to (if prior to the Closing): Ice Miller LLP One American Square, Suite 2900 Indianapolis, IN 46282 Attention: Haley Altman Fax: 317-592-4663 Email: haley.altman@icemiller.com
If to the Sellers: c/o Heartland Group LLC PO Box 429 Farmland, IN 47340 Attention: Danny Huston Jeffrey Blomsness Fax: 765-468-6579 Email: dhuston@namidway.com jblomsness@namidway.com	With a copy to: Ice Miller LLP One American Square, Suite 2900 Indianapolis, IN 46282 Attention: Haley Altman Fax: 317-592-4663 Email: haley.altman@icemiller.com
If to the Buyer or the Parent or the Company (if after the Closing):
Townsquare Live Events, LLC
c/o Townsquare Media Inc.
240 Greenwich Avenue
Greenwich, CT 06830
Attention: Stuart Rosenstein
Michael Josephs
                  Chris Kitchen
Fax: 800-301-6408
Email: stu@townsquaremedia.com
michael@townsquaremedia.com
chris.kitchen@townsquaremedia.com
With a copy to: McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Attention: Todd Finger Harold Davidson Fax: 212-547-5444 Email: tfinger@mwe.com hdavidson@mwe.com
Any Party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties hereto (who are not Affiliates of such initial Party) notice in the manner herein set forth.
(g)    GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (EITHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES HERETO AGREE THAT THE EXCLUSIVE VENUE FOR ANY ACTION HEREUNDER SHALL BE THE STATE AND FEDERAL COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(h)    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party hereto of any default, misrepresentation, or breach of warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
(i)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
(j)    Expenses. Except to the extent otherwise provided in Section 4(e), each of the Parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Company and the Sellers will cause the NAME Group not to incur any out of pocket expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that if such costs and expenses are incurred prior to the Closing by the NAME Group, including in connection with Section 4(t)(ii), the Sellers shall pay all such costs incurred by or on behalf of the NAME Group at or prior to the Closing, or to the extent such amounts are not paid as of the Closing, such amounts shall be counted as Indebtedness and deducted from the Purchase Price.
(k)    Attorneys’ Fees. Notwithstanding Section 10(j), if any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of this Agreement (or any agreement delivered hereunder), including any matter arising under Section 5, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
(l)    Construction. When a reference is made in this Agreement to a Section or Exhibit, such reference will be to a Section of, or a Section of a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate, exhibits or schedules or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Accounting terms used and not otherwise defined herein shall have the meanings given to them by GAAP. Any reference to any federal, state, local, or foreign statute or Law shall be: (i) deemed also to refer to all amendments thereto and rules and regulations promulgated thereunder, unless the context requires otherwise; and (ii) construed, in the case of the Subsidiaries or Partially Owned Person incorporated outside of the United States, to any analogous law or statute or legal concept or legal process in the jurisdiction of its incorporation.
(m)    Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.
(n)    Disclosure Schedules. The disclosure of any information in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Sellers or the Buyer, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, the Sellers or the Buyer, as applicable. The Section number headings in the Disclosure Schedules correspond to the Section numbers in this Agreement; provided that any information disclosed in any Section of the Disclosure Schedules shall be deemed to be disclosed and incorporated into any other Section of the Schedules where such disclosure would be appropriate and reasonably apparent (in no event shall a list of agreements or contracts or other information be deemed to modify any other section or subsection of the Disclosure Schedules absent a specific cross reference).
(o)    Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the covenants in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of the covenants set forth in this Agreement and to enforce specifically the terms and provisions of the covenants hereof in accordance with Section 10(g), including without limitation the obligation of the Buyer, on the one hand, and the Sellers, on the other hand, to close the transactions contemplated under this Agreement on the Closing Date pursuant to Section 1(d) hereof. A party pursuing an injunction, specific performance or other equitable remedy shall have the right to seek such remedies in such state and federal courts as shall have authority to grant such remedy. Without limiting the foregoing, the parties specifically consent to the jurisdiction of the federal courts described in Section 10(g) for the purpose of pursuing and administering such remedies and waive any objection to such a proceeding based upon lack of personal jurisdiction or to the laying of venue. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH REMEDIES OR THE CLAIMS UNDERLYING THEM. Such remedies shall not be exclusive and shall be in addition to any other remedies that any party may have under Section 5 of this Agreement.
(p)    No Presumption against Drafting Party. Each of the parties hereto acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
(q)    Guaranty. Parent hereby acknowledges and agrees that it shall receive significant economic benefits from the transactions contemplated by this Agreement and in consideration of such economic benefits and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Parent hereby unconditionally, absolutely and irrevocably guarantees to the Company and each Seller, the prompt and complete payment, when due, of all payment obligations of Buyer under this Agreement, including without limitation the payment of the Purchase Price (the “Guaranteed Obligations”). The liability of Parent under this Section 10(q) is absolute, unconditional, present and continuing until the Guaranteed Obligations have been indefeasibly paid and performed in full irrespective of (i) any assignment or other transfer of this Agreement by Parent or Buyer, (ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement, (iii) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Parent or Buyer or (iv) any absence of any notice to, or knowledge by, Parent, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iii). Notwithstanding the foregoing, Parent shall not be required to perform, or make a payment in respect of, any Guaranteed Obligation while the validity and existence of such obligation is being disputed in good faith by the Buyer in accordance with the relevant provisions of this Agreement. This guaranty is one of payment, not collection, and a separate action may be brought and prosecuted against Parent to enforce this guaranty, irrespective of whether any action is brought against Buyer or whether Buyer is joined in any such action or actions. Parent hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to the Guaranteed Obligations or this guaranty and any requirement for the Company or Sellers to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action. This guaranty is a continuing guaranty and shall (x) remain in full force and effect until the complete and indefeasible payment in full of the Guaranteed Obligations, (y) be binding upon Parent and its successors and assigns, and (z) inure to the benefit of and be enforceable by the Company and Sellers and their respective successors, transferees and assigns; provided, however, that the obligations of Parent under this Section 10(q) may not be assigned, transferred or delegated without the prior written consent of the Sellers. This Section 10(q) shall be null and void and of no further force or effect from and after the payment of the Purchase Price or the termination of this Agreement.

* * *

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first above written.
BUYER:
TOWNSQUARE LIVE EVENTS, LLC

By:     /s/ Michael Josephs
Name:    Michael Josephs
Title:    EVP
Solely for purposes of Sections 3(b), (c), (d), (g), (h) and (i) and Section 10:
PARENT:
TOWNSQUARE MEDIA, INC.
By:     /s/ Steven Price
Name:    Steven Price
Title: Chairman & CEO

THE COMPANY:
HEARTLAND GROUP LLC

By:     /s/ Danny Huston
Name:    Danny Huston
Title: Member

THE SELLERS:

DANNY HUSTON, an individual

By:     /s/ Danny Huston
Name:    Danny Huston

JEFFREY BLOMSNESS, an individual

By:     /s/ Jeffrey Blomsness
Name:    Jeffrey Blomsness

[Signature Page to the Securities Purchase Agreement]

Exhibit A
NAME Group

Heartland Group LLC, a Delaware limited liability company

North American Midway Entertainment, LLC, a Delaware limited liability company

Mid-America Shows Transportation, Inc., an Indiana corporation
Mid-America Shows Delaware, Inc., a Delaware corporation
North American Midway Entertainment - All Star Amusement, Inc., an Illinois corporation

North American Midway Entertainment – Astro Amusement, Inc., an Illinois corporation

North American Midway Entertainment - Southeast, LLC, a Delaware limited liability company

North American Midway Entertainment - Canada Midway Holdings, Inc., a Delaware corporation

North American Midway Entertainment - Amusement South, Inc., a Mississippi corporation

North American Midway Entertainment – Catering South, Inc., a Mississippi corporation

North American Midway Entertainment - Shows South, Inc., a Mississippi corporation
North American Midway Entertainment - Canada Company, a Nova Scotia unlimited liability company

Hollywood Attractions, LLC, a Mississippi limited liability company

Exhibit D
Pro Rata Portion

DH     50%
JB    50%